Exhibit 99.1

AGREEMENT AND PLAN OF MERGER

by and among

K & F INDUSTRIES HOLDINGS, INC.,

FERNDOWN ACQUISITION CORP.,

MEGGITT-USA, INC.

Dated as of March 5, 2007

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of March 5, 2007, among K & F Industries Holdings, Inc., a Delaware corporation (the “Company”), Meggitt-USA, Inc., a Delaware corporation (“Purchaser”), and Ferndown Acquisition Corp., a Delaware corporation (“Merger Sub”), the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations.”

RECITALS

WHEREAS, the Company desires that Merger Sub merge with and into the Company, all upon the terms and subject to the conditions of this Agreement;

WHEREAS, the Company, Purchaser and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the merger of the Company and Merger Sub;

WHEREAS, the Board of Directors of the Company has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the stockholders of the Company;

WHEREAS, the Board of Directors of the Company has unanimously adopted resolutions approving the acquisition of the Company by Purchaser, the execution of this Agreement and the consummation of the transactions contemplated hereby and recommending that the Company’s stockholders adopt this Agreement and approve the transactions contemplated hereby;

WHEREAS, the respective boards of directors of each of Purchaser, Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Purchaser and Merger Sub to enter into this Agreement, certain holders (the “Principal Stockholders”), of the Company’s outstanding common stock, par value $0.01 per share (the “Common Stock”), the Company and the Purchaser are entering into one or more agreements (collectively, the “Stockholders’ Agreements”) pursuant to which each of the Principal Stockholders agrees, among other things, to take certain actions in furtherance of the Merger;

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of the Company to enter into this Agreement, Meggitt PLC, a public limited company organized under the laws of England and Wales (“Parent”) has agreed pursuant to a Guaranty and Undertakings Agreement, dated as of the date hereof (the “Guaranty”), to fully and unconditionally guaranty the performance by Purchaser and Merger Sub of their respective obligations under this Agreement and to take certain actions relating to the Merger, as more fully described and set forth in the Guaranty; and

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of the Company to enter into this Agreement, Parent is entering into the Facility Agreement and the Underwriting Agreement (as defined below), the net proceeds of which will be used, among other things, to pay the Per Share Consideration and to consummate the Merger.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions herein contained, the parties hereto agree as follows:

ARTICLE I.
THE MERGER

Section 1.1            The Merger.      Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease.  The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities and franchises shall continue unaffected by the Merger.  The Merger shall have the effects specified in the Delaware General Corporation Law (the “DGCL”).

Section 1.2            Closing.      The closing of the Merger (the “Closing”) shall take place at the offices of Kaye Scholer LLP, 1999 Avenue of the Stars, Los Angeles, California 90067.  The Closing shall take place as soon as practicable but in no event later than the third Business Day after the satisfaction or waiver (to the extent the same may be waived) of the conditions set forth in ARTICLE VII (excluding conditions that cannot be satisfied until the Closing but subject to the satisfaction or waiver of such conditions at the Closing) (the “Closing Date”).

Section 1.3            Effective Time.      As soon as practicable following fulfillment or waiver of the conditions specified in ARTICLE VI hereof, and provided that this Agreement has not been terminated or abandoned pursuant to ARTICLE VII hereof, the Company and the Purchaser will cause a certificate of merger conforming to the requirements of Section 251 of the DGCL (the “Certificate of Merger”) to be duly prepared, executed and acknowledged by the Company and to be filed with the Secretary of State of Delaware, as provided in the DGCL.  The Merger shall become effective at the time of such filing or at such later time as may be agreed by the parties hereto and specified in the Certificate of Merger, and such time is hereinafter referred to as the “Effective Time.”

Section 1.4            Subsequent Actions.      If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.5            Charter.      The Charter of the Company in effect at the Effective Time shall be amended in the Merger to read as set forth on Exhibit A and, as so amended, shall be the Charter of the Surviving Corporation.

Section 1.6            The Bylaws.      The Bylaws of the Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation.

Section 1.7            Officers and Directors.      The parties shall take all actions that may be required so that the directors of Merger Sub and the officers of the Company at the Effective Time shall, from and after the Effective Time, continue as the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Charter and Bylaws.

ARTICLE II.
CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

Section 2.1            Conversion or Cancellation of Shares.      The manner of converting or canceling shares of the Company and Merger Sub in the Merger shall be as follows:

(a)           At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share (a “Share”) of the Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent, Purchaser, Merger Sub or any other direct or indirect subsidiary of Parent or Purchaser (collectively, the “Purchaser Companies”) or in the treasury of the Company, and (ii) Shares which are held by stockholders properly demanding and perfecting (and not having effectively withdrawn) appraisal rights with respect to such Shares pursuant to Section 262 of the DGCL (“Dissenting Shares”)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, $27.00 (the “Per Share Consideration”).  Each such Share, by virtue of the Merger and without any action on the part of the holder thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Share shall thereafter cease to have any rights with respect to such Share, except the right to receive the Per Share Consideration for such Share upon the surrender of such certificate in accordance with Section 2.3 or the right, if any, in the case of holders of Dissenting Shares, to receive payment from the Surviving Corporation of such amount as may be determined in accordance with the applicable provisions of the DGCL.

(b)           At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each Share issued and outstanding at the Effective Time and owned by any of the Purchaser Companies, and each Share issued and held in the Company’s treasury at the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and be retired without payment of any consideration therefor and cease to exist.

(c)           At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall  be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

Section 2.2            Dissenting Shares.      Notwithstanding anything in this Agreement to the contrary, the Dissenting Shares shall not be converted into or be exchangeable for the right to receive the Per Share Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL.  Dissenting Shares shall be treated in accordance with Section 262 of the DGCL.  If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s Shares shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal shall have been irrevocably lost, withdrawn or expired, the Per Share Consideration without any interest thereon.  The Company shall give Purchaser and Merger Sub (a) prompt written notice of any demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the DGCL and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.  The Company shall not, except with the prior written consent of Purchaser, voluntarily make or agree to make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 2.3            Payment for Shares in the Merger.      The manner of making payment for Shares in the Merger shall be as follows:

(a)           At or prior to the Effective Time, Purchaser or Merger Sub shall deposit in trust for the benefit of the holders of Shares with a bank or trust company designated by Purchaser and approved by the Company (the “Paying Agent”), cash in United States dollars in an aggregate amount equal to the sum of the product of (A) the number of Shares issued and outstanding at the Effective Time (other than Shares owned by the Purchaser Companies, Shares held by the Company in treasury and Dissenting Shares) and (B) the Per Share Consideration (such amount being hereinafter referred to as the “Payment Fund”).  The Paying Agent shall make the payments provided for in Section 2.1 of this Agreement out of the Payment Fund.

(b)           Promptly after the Effective Time, but no later than three (3) Business Days after the Effective Time, the Paying Agent shall mail or otherwise make available to each record holder (other than the Purchaser Companies, the Company and holders of Dissenting Shares), as of the Effective Time, of an outstanding certificate or certificates, which immediately prior to the Effective Time, represented Shares (the “Certificates”) a form letter of transmittal, which shall be in customary form, and instructions for use in effecting the surrender of the Certificates for payments therefor.  Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the product of (i) the number of Shares represented by such Certificate and (ii) the Per Share Consideration, and such Certificate shall forthwith be canceled.  No interest will be paid or accrued on the cash payable upon the surrender of the Certificates.  If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it may be a condition of payment that the Certificate so surrendered shall be properly endorsed or accompanied by appropriate stock powers or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or that such person shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.  Until surrendered in accordance with the provisions of this Section 2.3, each Certificate (other than Certificates representing Dissenting Shares or Shares owned by any of the Purchaser Companies or the Company ) shall represent, for all purposes, only the right to receive the Per Share Consideration in cash multiplied by the number of Shares evidenced by such Certificate, without any interest thereon. Notwithstanding anything to the contrary in this Section 2.3, (x) Purchaser shall, as promptly as is reasonably practicable after the date hereof (and in no event later than ten (10) Business Days prior to the Closing), deliver to the Principal Stockholders such letter of transmittal and instructions for use as would be required of holders of Certificates pursuant to the first sentence of this Section 2.3(b) and (y) so long as the Principal Stockholders complete such transmittal materials and deliver them to Purchaser at or prior to the Closing (it being understood and agreed that if Purchaser shall fail to deliver such transmittal materials to the Principal Stockholders no later than ten (10) Business Days prior to the Closing then in such event such letter of transmittal shall not be required to be completed by the Principal Stockholders), Purchaser shall pay and deduct from the Payment Fund, or cause the Paying Agent to pay, to the Principal Stockholders immediately after the Effective Time by wire transfer of immediately available funds, the Per Share Consideration payable with respect to the Shares owned beneficially and of record by the Principal Stockholders upon surrender of the Certificates representing such Shares.

(c)           Any portion of the Payment Fund which remains unclaimed by the stockholders of the Company following the date which is two hundred seventy (270) days after the Effective Time shall be repaid to the Surviving Corporation, upon demand, and any stockholders of the Company who have not theretofore complied with Section 2.3(b) shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) but only as general creditors thereof, for payment of their claim for the Per Share Consideration for Shares, without any interest thereon.  Neither Purchaser nor the Surviving Corporation shall be liable to any holder of Shares for any monies delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificates shall not have been surrendered prior to two years after the Effective Time (or such earlier date as shall be immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar Law), any unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.  The Paying Agent shall retain the right to invest and reinvest the Payment Fund on behalf of the Surviving Corporation (or the Purchaser, if applicable) in securities issued or guaranteed by the United States government or certificates of deposit of commercial banks that have, or are members of a group of commercial banks that has, consolidated total assets of not less than $500,000,000 and the Surviving Corporation (or the Purchaser, if applicable) shall receive the interest earned thereon or money market funds which are invested in the foregoing; provided, however, that no such investment, or any loss realized with respect to any such investment, will relieve Purchaser or Surviving Corporation, as applicable, from paying in full the Per Share Consideration, in accordance with the terms hereof, to each holder of Shares who complies with the terms hereof.

(d)                Purchaser or the Surviving Corporation, if applicable, shall be entitled to deduct and withhold, or cause to be deducted or withheld, from (i) the consideration otherwise payable pursuant to this Agreement to any holder of Shares or (ii) any other payment made pursuant to this ARTICLE II, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of applicable state, local or foreign tax law.  To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) paid by the Surviving Corporation to the applicable tax authorities when due and (ii) treated for all purposes of this Agreement as having been paid to such Persons in respect of which such deduction and withholding was made.

Section 2.4            Treatment of Equity-Based Awards.

(a)           The Company shall provide that, immediately prior to the Effective Time, each option to purchase Shares (an “Option”) granted under the Company Compensation and Benefit Plans set forth on Schedule 2.4(a) that is outstanding and unexercised as of the Effective Time (whether vested or unvested) shall be canceled, and the holder of such Options (to the extent listed on Schedule 2.4(a)  and then outstanding and unexercised, whether vested or becoming vested prior to or upon the Effective Time) shall receive, at the Effective Time or as soon as practicable after (but in no event later than five (5) days after the Effective Time) from the Surviving Corporation, in consideration for such cancellation, an amount in cash equal to the product of (A) the number of Shares previously subject to such Option and (B) the excess, if any, of the Per Share Consideration over the exercise price per Share previously subject to such Option, less any required withholding taxes.  To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) paid by the Surviving Corporation to the applicable tax authorities when due and (ii) treated for all purposes of this Agreement as having been paid to such Persons in respect of which such deduction and withholding was made.

(b)           The Company shall take any actions reasonably necessary to effectuate the cancellation of the Options to be effective as of the Effective Time (but without derogation of the rights of the holders of Options to receive the amounts specified in Section 2.4(a)); it being understood that the intention of the parties is that following the Effective Time no holder of an Option or any participant in any Company Compensation and Benefit Plan or other employee benefit arrangement of the Company shall have any right thereunder to acquire any capital stock (including any “phantom” stock or stock appreciation rights) or derivative securities of the Company, any Company Subsidiary or the Surviving Corporation.  Prior to the Effective Time, the Company, to the extent required under the Company Compensation and Benefit Plans, shall deliver to the holders of the Options appropriate notices, in form and substance reasonably acceptable to Purchaser, setting forth such holders’ rights pursuant to this Agreement

Section 2.5            Lost Certificates.      If any Certificate is claimed to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will, subject to the applicable terms and conditions of this Agreement, issue in exchange for such lost, stolen or destroyed Certificate the Per Share Consideration deliverable in respect thereof pursuant to this Agreement.

Section 2.6            No Further Rights of Transfer.      At and after the Effective Time, each holder of Shares shall cease to have any rights as a stockholder of the Company, except as otherwise required by applicable Law and except for, in the case of a holder of a Certificate (other than Shares to be canceled pursuant to Section 2.1 hereof or Dissenting Shares), the right to surrender his or her Certificate in exchange for payment of the Per Share Consideration, and no transfer of Shares shall be made on the stock transfer books of the Surviving Corporation.  Certificates presented to the Surviving Corporation after the Effective Time shall be canceled and exchanged for cash as provided in this ARTICLE II, subject to applicable Law in the case of Dissenting Shares.  At the close of business on the day of the Effective Time the stock ledger of the Company with respect to Shares shall be closed.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company Reports filed or furnished with the SEC prior to the date hereof (other than with respect to Section 3.4 and Section 3.6, and excluding any disclosures set forth in any risk factor section thereof, or in any section relating to forward looking statements, and any other disclosures therein, in each case, to the extent that they are cautionary, predictive or forward looking in nature, and excluding any generic disclosures), and (b) as set forth in the Disclosure Schedules delivered by the Company to Parent, Purchaser and Merger Sub concurrently with the execution of this Agreement (the “Company Disclosure Schedules”) that specifically relate to, or are reasonably apparent on their face to relate to, such corresponding Section of ARTICLE III below, the Company hereby represents and warrants to Purchaser and Merger Sub as of the date hereof as follows:

Section 3.1            Organization, Power, Authority and Good Standing.

(a)           Each of the Company and each of its Subsidiaries is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted, except where it would not have a Material Adverse Effect on the Company.

(b)           Each of the Company and each of its Subsidiaries is duly qualified and in good standing to transact business as a foreign Person in those jurisdictions set forth opposite its name on Schedule 3.1(b), which constitute all the jurisdictions in which it owns, leases, or operates property or the nature of the business or activities currently conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on the Company.

(c)           Purchaser has been furnished with true, correct and complete copies of each Organizational Document of the Company and each of its Subsidiaries.

Section 3.2            Authorization, Execution and Enforceability.

(a)           The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other instruments and agreements to be executed and delivered by the Company as expressly contemplated hereby and to consummate the transactions expressly contemplated hereby and thereby, but in the case of the completion of the Merger and the transactions subject thereto, subject to the adoption of this Agreement by the Requisite Stockholder Vote prior to the consummation of the Merger.  The execution and delivery by the Company of this Agreement and the other instruments and agreements to be executed and delivered by the Company as expressly contemplated hereby and the performance by the Company of its obligations hereunder and thereunder have been duly and validly authorized by all requisite action on the part of the Company, other than, with respect to completion of the Merger, the adoption of this Agreement by the Requisite Stockholder Vote prior to the consummation of the Merger.  This Agreement has been, and the other instruments and agreements to be executed and delivered by the Company as expressly contemplated hereby, and when delivered in accordance with the terms hereof, shall have been, duly and validly executed and delivered by the Company, and this Agreement constitutes, and the other instruments and agreements to be executed and delivered by the Company as expressly contemplated hereby, when delivered in accordance with the terms hereof, shall constitute, in each case, assuming the due and valid execution and delivery hereof and thereof by the other parties hereto and thereto, valid and binding obligations of the Company enforceable against the Company in accordance with their terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors rights and to general principles of equity.  Except as set forth on Schedule 3.2, none of the execution and delivery by the Company of this Agreement and the other instruments and agreements to be executed and delivered by the Company as expressly contemplated hereby and the performance by the Company of its obligations under this Agreement and the other instruments and agreements to be executed and delivered by the Company as expressly contemplated hereby, or the consummation of the transactions expressly contemplated hereby, does or will (i) conflict with, or result in any violation of, or cause a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, cancellation or acceleration of any obligations contained in, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or the loss of any benefit under (A) any term, condition or provision of any Contract to which the Company is a party, or by which the Company or its assets or properties may be bound, (B) any provision of any Organizational Document of the Company or (ii) violate any Law applicable to the Company, except, in the case of (i)(A) or (ii) only, where it would not have a Material Adverse Effect on the Company.

(b)           The Company’s Board of Directors (at a meeting or meetings duly called and held) has unanimously (i) determined that this Agreement and the transactions expressly contemplated hereby, including the Merger and the Guaranty, are advisable and fair to and in the best interests of, the stockholders of the Company, (ii) approved this Agreement, the Guaranty and the Stockholders’ Agreements, and the transactions expressly contemplated hereby and thereby, (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption and resolved to recommend the approval and adoption of this Agreement and the transactions expressly contemplated hereby, including the Merger, by the stockholders of the Company (the “Company Board Recommendation”), (iv) irrevocably taken all necessary steps to render Section 203 of the DGCL inapplicable to the execution and delivery of this Agreement and the transactions expressly contemplated hereby, including the Merger and the Stockholders’ Agreements, and (v) irrevocably resolved to elect, to the extent permitted by applicable Law, for the Company not to be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws or regulations (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to this Agreement or the transactions expressly contemplated hereby.

Section 3.3            Consents.      The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions expressly contemplated hereby do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person except (i) the pre-merger notification requirements under the HSR Act or applicable foreign antitrust or competition Laws (“International Competition Laws”), (ii) compliance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iv) compliance with the notification provisions of Exon-Florio, (v) compliance with the Export Control Laws or NISPOM, (vi) the consents and approvals set forth on Schedule 3.3 and (vii) any such additional consents, approvals, authorizations, permits, filings or notifications, the failure of which to make or obtain, under this clause (vii) (A) would not prevent or materially delay the Company from performing its obligations under this Agreement or (B) would not have a Material Adverse Effect on the Company.

Section 3.4            Capitalization.

(a)           The authorized capital stock of the Company consists of 250,000,000 Shares and 20,000 shares of preferred stock of the Company, par value $0.01 per share (the “Preferred Shares”).  As of the close of business on the day immediately preceding the date of this Agreement, 39,642,911 Shares and no Preferred Shares were issued and outstanding, no Shares and no Preferred Shares were held in the Company’s treasury, and 2,442,956 Shares and no Preferred Shares were reserved for issuance under the Company Compensation and Benefit Plans.  In addition, as of such date, there were outstanding Options to purchase an aggregate of 1,671,441 Shares and no Preferred Shares.  Since such date, the Company has not issued any Shares or Preferred Shares other than the issuance of Shares upon the exercise of Options outstanding on such date, has not granted any options, restricted stock, warrants or rights or entered into any other agreements or commitments to issue any Shares or Preferred Shares, and has not split, combined or reclassified any of its shares of capital stock.  All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights.  Schedule 3.4(a) contains a true, correct and complete list, as of the date of this Agreement, of each Option, the number of Shares issuable thereunder, the expiration date and exercise price related thereto and, if applicable, the Company Compensation and Benefit Plan pursuant to which each such Option was granted.  Except for the Options set forth on Schedule 3.4(a) and the outstanding Shares listed above, there are no outstanding (i) securities of the Company or any other Person convertible into or exchangeable for Equity Interests in the Company, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any Equity Interests in the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any Equity Interests in the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Company, being referred to collectively as “Company Securities”) or (iv) obligations of the Company or any of its Subsidiaries to make any payments directly or indirectly based (in whole or in part) on the price or value of the Shares or Preferred Shares.  Neither the Company nor any of its Subsidiaries has any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations.  There are no outstanding obligations or commitments, contingent or otherwise, of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities.  Except as set forth in the Securityholders Agreement and the Stockholders’ Agreements, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company.  There are no Contracts to which the Company is a party or by which it is bound to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interest in, the Company or (ii) other than the Securityholders Agreement, vote or dispose of any shares of capital stock of, or other equity or voting interest in, the Company.

(b)           There are no restrictions of any kind that prevent or restrict the payment of dividends or other distributions by the Company or its Subsidiaries other than those imposed by applicable Law or the Indenture or the credit facilities listed on Schedule 3.4(b).

Section 3.5            Subsidiaries; Investments.   Schedule 3.5 contains a true, correct and complete list of all of the Company’s Subsidiaries.  The Company or one or more of its Subsidiaries is the record and beneficial owner of all the Equity Interests of each Subsidiary of the Company, free and clear of any Encumbrance (other than Permitted Encumbrances), including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests.  There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Equity Interests in any Subsidiary of the Company, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Equity Interests in (or securities convertible into or exchangeable for Equity Interests in) any Subsidiary of the Company, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as “Subsidiary Securities”) or (iv) obligations of the Company or any of its Subsidiaries to make any payment directly or indirectly based (in whole or in part) on the value of any shares of capital stock of any Subsidiary of the Company.  There are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities.  There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of any Subsidiary of the Company.

Section 3.6            Company Reports; Financial Statements.

(a)           The Company has filed or furnished all reports, schedules, certifications, forms and statements required to be filed or furnished by the Company (since August 4, 2005) or any of its Subsidiaries of the Company (since December 31, 2004) with the SEC.  As of their respective dates (or, if amended, as of the date of such amendment prior to the date hereof), the Company Reports complied (and any Company Reports filed or furnished with or to the SEC subsequent to the date hereof will comply) in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder and did not, and any Company Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.  Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules), as amended or supplemented prior to the date hereof, fairly presents, in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of income, of cash flow and of changes in financial position included in or incorporated by reference into the Company Reports (including any related notes and schedules), as amended or supplemented prior to the date hereof, fairly presents, or will fairly present, in all material respects, the results of operations, cash flows, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved and the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.

(b)           K & F Subsidiary is not required to file periodic reports with the SEC pursuant to the Exchange Act, but voluntarily files periodic reports pursuant to a covenant in the Indenture.

(c)           Other than K & F Subsidiary, none of the Subsidiaries is, or has at any time, since December 31, 2001, been, subject to (whether or not on a voluntary basis) the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(d)           The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.  The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities, and (ii) has delivered to the Company’s outside auditors and the audit committee of the Company’s Board of Directors the results of its most recent evaluation prior to the date of this Agreement, including (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a 15(f) of the Exchange Act) that would be reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material (unless clearly inconsequential), that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  A true, correct and complete copy of such report has been provided to Purchaser.  Since December 31, 2004, any material change in internal control over financial reporting or failure or inadequacy of disclosure controls required to be disclosed in any Company SEC Report has been so disclosed.

(e)           As of the date of this Agreement, the Company has not received written or oral notice from the SEC staff indicating that the SEC staff has identified any outstanding or unresolved comments in comment letters received by the Company from the SEC staff with respect to the Company Reports.  To the Knowledge of the Company, as of the date of this Agreement none of the Company Reports is the subject of pending SEC review or outstanding SEC comment.

(f)            The Company has delivered or made available to Purchaser true, correct and complete copies or transcriptions of each written notification or report received since December 31, 2004 of a “material weakness” or “significant deficiency” in the Company’s internal controls over financial reporting.  For purposes of this Agreement, the terms “material weakness” and “significant deficiency” shall have the meanings assigned to them in the Public Company Accounting Oversight Board’s Auditing Standard 2, as in effect on the date hereof.

(g)           Since August 4, 2005, the Company has not received written or oral notice, from the New York Stock Exchange, that it is not in compliance with the applicable listing standards and corporate governance rules of the New York Stock Exchange.

(h)           Neither the Company nor, to the Company’s Knowledge, any of the Company’s Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers prohibited by Section 402 of SOX as applicable to the Company.

Section 3.7            Absence of Undisclosed Liabilities.   The Company does not have any Liabilities, except (i) Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2006, (ii) executory Liabilities required to be performed after the date hereof under any Contract described in Section 3.12 or arising under or contemplated to be incurred by reason of this Agreement, the Guaranty or the Stockholders’ Agreements or (iii) as would not have a Material Adverse Effect on the Company.

Section 3.8            Absence of Changes.

(a)           Since December 31, 2006, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice in all material respects, except with respect to the transactions expressly contemplated hereby, and neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without the prior written consent of Purchaser, would constitute a breach of Section 5.2.

(b)           Since December 31, 2006, the Company has not suffered any Material Adverse Effect.

Section 3.9            Tax Matters.

(a)           Except as would not have a Material Adverse Effect, each of the Company and its Subsidiaries has timely filed all Tax Returns required to have been filed by it for all taxable periods ending on or prior to the Closing Date, either separately or as a combined, consolidated or unitary group.

(b)           All Taxes of the Company and its Subsidiaries (whether payable by the Company or any of its Affiliates), whether asserted, unasserted, contingent or otherwise, for all taxable periods through the date of the most recent consolidated balance sheet contained in the Company Reports have been timely paid or have been adequately reserved for on the most recent balance sheet set forth in the Company Reports.  Except as may be noted therein, the most recent consolidated balance sheet contained in the Company Reports reflects reserves for all Taxes payable by the Company and each of its Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such balance sheet all in accordance with GAAP, consistently applied during the periods involved and the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  The Tax Returns filed were or will be true, complete and correct, in all material respects, when filed.  The Company has not requested any extensions of time within which to file Tax Returns that are pending as of the date hereof.

(c)           No transaction has occurred or will occur prior to the Effective Time which required or will require a disclosure statement under Section 6662 of the Code (or any predecessor statute) or any similar provision of state, local or foreign law.

(d)           Neither the Company nor any Subsidiary has received notice that the IRS or any other Tax Authority has asserted against the Company or any Subsidiary any deficiency or claim for a material amount of additional Taxes.

(e)           The Company has made available in the data room to Purchaser or to Purchaser’s Representatives all Tax Returns, either separate, combined or consolidated, filed for the past three years.

(f)            All Tax deficiencies asserted or assessed against the Company or any Subsidiary have been paid or finally settled or have been adequately reserved for on the most recent balance sheet set forth in the Company Reports.

(g)           There is no pending action, audit or proceeding, or, to the Knowledge of the Company, threatened, action, audit, proceeding, or investigation with respect to (i) the assessment or collection of Taxes against the Company or any Subsidiary with respect to Taxes relating to the business or operations of the Company and its Subsidiaries or (ii) a claim for refund made by the Company or a Subsidiary with respect to Taxes previously paid relating to the business or operations of the Company and its Subsidiaries.  Schedule 3.9(g) contains a complete and accurate list of all completed Tax actions, examinations, audits, or proceedings or, to the Knowledge of the Company, investigations, with respect to taxable periods that are not closed as a result of the expiration of all statutes of limitation.  No material issues relating to Taxes were raised by any relevant Tax Authority in any such action, examination, audit, investigation or proceeding that can reasonably be expected to recur in a later Tax period.

(h)           There is no pending, or, to the Knowledge of the Company, threatened, claim by any Tax Authority in any jurisdiction in which the Company currently does not pay Tax or file Tax Returns that the Company or a Subsidiary is required to pay Taxes or file Tax Returns.

(i)            The Company and its Subsidiaries (i) have complied with all applicable legal requirements relating to information reporting and other applicable requirements with respect to payments made to third parties and the withholding of any payment of withheld Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442 and 1445 of the Code or similar provisions under any foreign Laws, and

Federal Insurance Contribution Act and Federal Unemployment Tax Act) and timely paid over to the proper Tax Authorities all amounts required to be so withheld and paid over for all periods in the manner required by applicable Law, (ii) has timely withheld from employee wages and other payments and paid over to the proper Tax Authorities all amounts required to be so withheld and paid over for all periods pursuant to all applicable legal requirements, and (iii) has duly collected and remitted any sales, use, value-added and similar Taxes required to be collected and remitted except for any items described in (i), (ii) or (iii) that are not yet due to be paid or remitted in which case such amount has been accrued or reserved for, to the extent required by GAAP, on the most recent balance sheet contained in the Company Reports.

(j)            Neither the Company nor any or its Subsidiaries has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations in connection with Taxes relating to the business or operations of the Company and its Subsidiaries for which any of them may be liable.

(k)           Neither the Company nor any of its Subsidiaries has taken any action not in accordance with past practice that would have the effect of deferring any material Tax liability of the Company or any of its Subsidiaries from any taxable period ending on or before the Closing Date to any taxable period ending after the Closing Date.

(l)            No consent has been filed under Section 341(f) of the Code with respect to the Company or any of its Subsidiaries.

(m)          There is no Encumbrance on the assets, income or operation of the Company or any of its Subsidiaries with respect to any Tax, except for Taxes not yet due and payable.

(n)           Neither the Company nor any of its Subsidiaries is currently required to make any adjustments pursuant to Section 481(a) or Section 263A of the Code (or similar provisions of state, local or foreign law or regulations) nor, to the Knowledge of the Company, has the IRS (or other Taxing Authority) proposed, or is considering, any such change in accounting method.

(o)           Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that would result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(p)           Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that is subject to the provisions of Section 162(m) of the Code.

(q)           None of the assets of the Company nor any of its Subsidiaries is property that is required to be treated as owned by any other Person pursuant to the “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954 as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986 and none of the assets of the Company or any of its Subsidiaries is “tax exempt use property” within the meaning of Section 168(h) of the Code.

(r)            None of the assets of the Company or any of its Subsidiaries secures any debt the interest on which is tax exempt under Section 103 of the Code.

(s)           The Company has never been an “S corporation”, as that term is defined in Section 1361(a) of the Code, for federal or state income tax purposes.

(t)            There is no Tax sharing agreement, Tax allocation agreement, Tax indemnity or assumption obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Tax Authority) to which the Company is a party, subject, obligated or bound in any manner.

(u)           Neither the Company nor any of its Subsidiaries is a United States real property holding corporation within the meaning of Code Section 897(c)(2).

(v)           Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership or other agreement that is treated as a partnership for U.S. federal income tax purposes with any Person.

(w)          Neither the Company nor any of its Subsidiaries has participated in any transactions described in Section 355 or Section 367 of the Code.

(x)            Neither the Company nor any of its Subsidiaries will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that economically accrued in a taxable period ending on or before the Closing Date as a result of the installment method of accounting, the completed contract method of accounting, the percentage of completion method of accounting or any other method of accounting.

Section 3.10         Real Property-Owned or Leased.

(a)           Schedule 3.10(a) contains a true, correct and complete list of all real property owned by the Company and each of its Subsidiaries and the full name of the title holder of such real property (the “Owned Real Property”).  Each of the Company and its Subsidiaries has good and marketable title to its Owned Real Property or a good and valid leasehold interest in each Leased Real Property (as defined below), in each case free and clear of all Encumbrances other than Permitted Encumbrances.  Schedule 3.10(a) contains a true, correct and complete list of all of the real property leased by the Company or any of its Subsidiaries pursuant to one or more leases (“Leased Real Property” and, together with the Owned Real Property, the “Real Property”).  The Real Property constitutes all real property currently leased, used or occupied by the Company.

(b)           With respect to the Real Property: (i) to the Knowledge of the Company, no portion thereof is subject to any pending condemnation Proceeding or any Proceeding by any public or quasi-public authority and there is no threatened condemnation or

Proceeding with respect thereto; (ii) the physical condition of the Real Property is sufficient in all material respects to permit the continued conduct of the Subject Business as currently conducted subject to the provision of normal, usual and customary maintenance and repair performed in the ordinary course with respect to similar properties of like age and construction; and (iii) there are no Contracts, written or oral, to which the Company or any of its Subsidiaries is a party, granting to any party or parties the right of use or occupancy of any portion of the parcels of the Real Property other than Permitted Encumbrances.

(c)           With respect to the Leased Real Property, each of the Company and its Subsidiaries is the owner and holder of all the leasehold estates described and granted by each lease to which it is a party.  (i) To the Knowledge of the Company, each lease set forth on Schedule 3.10(a) (or required to be set forth on Schedule 3.10(a)) is in full force and effect; (ii) all rents and additional rents due to date on each such lease are not materially late; (iii) to the Knowledge of the Company, in each case, the lessee is in peaceable possession of the real property subject to such lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; and (iv) there exists no default or event, occurrence, condition or act, which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under such lease by the Company or such Subsidiary or, to the Knowledge of the Company, any other party thereto.  The Company and its Subsidiaries and, to the Company’s Knowledge, each of the other parties thereto in each case has performed in all respects all obligations required to be performed by it under each such lease, except where the failure to do so would not have a Material Adverse Effect on the Company.

Section 3.11         Intellectual Property.

(a)           Schedule 3.11(a) contains a complete and accurate list of all of the following that are owned by the Company and its Subsidiaries:  (i) issued patents and pending patent applications, (ii) registrations and applications for registration of any Marks, (iii) registered copyrights and applications therefor, and (iv) internet domain names (collectively, whether or not registration has issued with respect thereto, the “Company Intellectual Property”).  Schedule 3.11(a) also sets forth any material software that is incorporated into any material products marketed by Company that was authored by employees of Company or its Subsidiaries in the course and scope of their employment or commissioned by Company or its Subsidiaries from third parties.  All such third parties are subject to agreements providing that Company or such Subsidiary owns the Intellectual Property Rights in such software (collectively, “Company Software”).

(b)           Except as specified on Schedule 3.11(b), the Company and its Subsidiaries own the Company Intellectual Property and the Intellectual Property Rights in the Company Software (the “Software Rights”) free and clear of all Encumbrances (other than Permitted Encumbrances, and other than any licenses or similar rights granted by the Company or any Subsidiary in the ordinary course of business with respect to the Company Intellectual Property  or the Software Rights or under any licenses that are not material or that are listed on Schedule 3.11(d)), except where it would not have a Material Adverse Effect on the Company.  To the Knowledge of the Company, (i) the conduct of the business of the Company and its Subsidiaries is not currently operated in a manner that infringes, misuses or misappropriates any Intellectual Property Rights of any third parties in any material respect and (ii) Company’s or its Subsidiaries’ manufacture and sale of material new products that the Company currently expects to commercially release within one hundred eighty (180) days after the date hereof (if any) will not infringe, misuse or misappropriate any Intellectual Property Right of any third parties in any material respect.

(c)           Schedule 3.11(c) identifies each material agreement, other than “off-the-shelf” and “shrink wrap” licenses, pursuant to which the Company and its Subsidiaries obtained a material license to Intellectual Property Rights owned by any third party, used or contemplated to be used within one hundred eighty (180) days after the date hereof in the operation of the business of the Company and its Subsidiaries as it is currently conducted or as currently expected by the Company to be conducted within such one hundred eighty (180) day period.  The Company has delivered to Purchaser correct and complete copies of all such agreements.  To the Company’s Knowledge, all such agreements are in full force and effect and, except where it would not have a Material Adverse Effect on the Company, neither the Company and its Subsidiaries nor, to the Company’s Knowledge, the other party or parties thereto is in default of its obligations thereunder.

(d)           Schedule 3.11(d) sets forth all material licenses from the Company or any Subsidiary thereof to any third party of Company Intellectual Property or Software Rights.  To the Company’s Knowledge, all licenses referred to in Schedule 3.11(d) are in full force and effect and neither the Company and its Subsidiaries nor, to the Company’s Knowledge, the other party or parties thereto is in default in any material respect of its obligations thereunder, except where it would not have a Material Adverse Effect on the Company.

(e)           Except as set forth on Schedule 3.11(e) or where it would not have a Material Adverse Effect on the Company (i) there are no claims or actions against the Company or any of its Subsidiaries that are presently pending, and to the Company’s Knowledge, no claims or actions have been threatened, that contest the validity, right to use, ownership or enforceability of any Company Intellectual Property; and (ii) to the Company’s Knowledge, no third party is infringing or misappropriating any Company Intellectual Property.

(f)            To the Company’s Knowledge, (i) all of the registrations of the Company Intellectual Property that is registered are valid, enforceable and subsisting in good standing and (ii) except as provided in Schedule 3.11(f), all such registrations and all applications for registration are recorded or filed in the name of the Company or one of its Subsidiaries.

(g)           To the Company’s Knowledge, no Open Source Software is incorporated into any Company Software.

(h)           Except where it would not have a Material Adverse Effect on the Company: (i) the Company and its Subsidiaries have taken reasonable precautions to maintain the confidentiality of its trade secrets, including methods, techniques, processes and know how; and (ii) the Company has implemented and substantially follows the programs (if any) relating to invention disclosures and trademark usage that are specified on Schedule 3.11(h).

Section 3.12         Agreements, No Defaults, Etc.

(a)           The Company has made available (x) to PricewaterhouseCoopers LLP (subject to and in accordance with a Nondisclosure Agreement dated February 24, 2007) true, correct and complete copies of certain commercially sensitive data requested by Purchaser and (y) (except with respect to such commercially sensitive data) true, correct and complete copies of, all contracts, agreements, commitments, arrangements, leases (including with respect to personal property) and other instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound (in the case of this clause (y), such availability has been either (A) in the Company Reports filed prior to the date hereof, (B) in the electronic data room set up by the Company, or (C) in hard copy, provided that a schedule of such contracts, agreements, commitments, arrangements, leases and other instruments provided in hard copy has been included in the electronic data room set up by the Company), in each case, that:

(i)       would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company or K & F Subsidiary on a Current Report on Form 8-K;

(ii)      contain covenants that limit the right of the Company or any of its Subsidiaries (or which, following the consummation of the transactions expressly contemplated hereby, could restrict the right of the Surviving Corporation or any of its Subsidiaries) to compete in any business or with any person or in any geographic area, or to purchase, sell, supply or distribute any service or product, except  any such contract, agreement, commitment, arrangement, lease (including with respect to personal property) and other instrument that may be cancelled without any material penalty or liability to the Company or any of its Subsidiaries upon notice of sixty (60) days or less;

(iii)     relates to the formation, creation, operation, management or control of any partnership, limited liability company or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iv)     represents or relates to any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including commodities, emissions allowances, renewable energy credits, currencies, interest rates, foreign currency and indices;

(v)      relates to (A) indebtedness for borrowed money or the deferred purchase price of property and having an outstanding principal amount under any such contract in excess of $5,000,000 or (B) conditional sale arrangements or the sale, securitization or servicing of loans or loan portfolios, in each case in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such contract are greater than $5,000,000;

(vi)     were entered into after December 31, 2006 or are not yet consummated, and involve the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration under such contract in excess of $1,000,000 (other than acquisitions or dispositions of assets in the ordinary course of business, including acquisitions and dispositions of inventory);

(vii)    by its terms (A) is reasonably expected to lead to the aggregate payment or receipt by the Company and its Subsidiaries under such contract of more than $10,000,000 over the remaining term of such contract, (B) contains scheduled price reductions in excess of 5% per annum or an aggregate decrease in excess of $1,000,000 in the Contract’s anticipated net profit over the term of such contract and has a remaining term of more than five years, (C) individually or as part of a series of related contracts requires the Company or any of its Subsidiaries to pay program participation costs exceeding $5,000,000, whether as free or discounted original equipment, cash contributions or otherwise over the remaining term of the contract, or (D) will give rise to any right of termination, acceleration, cancellation or amendment of such Contract as a result of the transactions expressly contemplated by this Agreement and involves future receipts exceeding $5,000,000;

(viii)   with respect to any acquisition pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case that could reasonably be expected to result in payments by the Company and its Subsidiaries in excess of $1,000,000;

(ix)     obligates the Company or any of its Subsidiaries to (A) provide a guarantee in excess of $2,500,000 or (B) make any capital commitment or expenditure (other than program participation costs, which are subject only to clause (vii) above, and including pursuant to any development project or joint venture) in excess of $2,500,000; and

(x)      provide for any confidentiality or standstill arrangements in connection with any Acquisition Proposal.

Each contract of the type described in clauses (i) through (x) is referred to herein as a “Material Contract.”

(b)           Except where it would not have a Material Adverse Effect on the Company: (i) each Material Contract is valid and binding on the Company and any of its Subsidiaries that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect; (ii) the Company and its Subsidiaries have performed and complied with all obligations required to be performed or complied with by them under each Material Contract; and (iii) there is no default under any Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, or to the Knowledge of the Company, by any other party.

Section 3.13         Litigation, Etc.      Except as disclosed on Schedule 3.13(a), there are no (i) material Proceedings pending or, to the Knowledge of the Company, threatened against or investigations into the Company or any of its Subsidiaries, whether at law or in equity, whether civil or criminal in nature or before or by any Governmental Entity or arbitrator, (ii) material Orders of any Governmental Entity or arbitrator with respect to, involving or against the Company or any of its Subsidiaries that remain in effect or (iii) to the Knowledge of the Company, outstanding material complaints filed against the Company or any of its Subsidiaries with any trade or industry organization of which the Company or any of its Subsidiaries is a member.

(b)           Schedule 3.13(b) contains a true and complete list of all claimants who have brought (i) Non-Employee Asbestos Proceedings, (ii) Employee Asbestos Proceedings and (iii) Nasco Asbestos Proceedings filed against the Company or any of its Subsidiaries.

(c)           The Company or a Subsidiary of the Company has tendered all Non-Employee Asbestos Proceedings disclosed on Schedule 3.13(b) for defense and indemnity to The Goodyear Tire & Rubber Company (“Goodyear”).  Goodyear has paid all defense and indemnity costs, and the Company has not received written notice from Goodyear stating that it would not provide such defense and indemnity for Non-Employee Asbestos Proceedings;

(d)           To the Knowledge of the Company, no Nasco Asbestos Proceeding is pending, as of the date hereof, alleging injury to any employee or former employee of Nasco Aviation Corporation, any of its Subsidiaries or any of their respective predecessors.

Section 3.14         Compliance with Laws.      Except as would not have a Material Adverse Effect on the Company, (a) each of the Company and each Subsidiary of the Company (i) has complied in all respects with, and is in compliance in all respects with, all Laws, Orders and Permits applicable to the Company or such Subsidiary and the Subject Business and (ii) has all Permits used or reasonably necessary in the conduct of the Subject Business, (b) all of such Permits are in full force and effect, (c) no violations with respect to any such Permit have occurred, and (d) no Proceeding is pending or, to the Knowledge of the Company, threatened to revoke or limit any such Permit.  To the Knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any Subsidiary is pending or threatened, nor has any Governmental Entity notified the Company or any Subsidiary of its intention to conduct the same.  Schedule 3.14 contains a true, correct and complete list of the material Permits of the Company and its Subsidiaries.

Section 3.15         Insurance.

(a)           Schedule 3.15 contains a true and complete list of all material policies of liability, theft, fidelity, business interruption, life, fire, product liability, worker’s compensation, employees, health and other material forms of insurance held by the Company and its Subsidiaries currently in effect (specifying the insurer, amount of coverage and type of insurance).  The Company and its Subsidiaries have maintained such or similar types of insurance coverage at all times during the last three years.  The insurance policies in effect as of the date hereof with respect to the Company and its Subsidiaries are customary, in all material respects, in terms and coverage amounts, for Persons conducting similar businesses and operating similar properties in the localities where the Subject Business is currently conducted and the properties of the Company or any of its Subsidiaries are located.

(b)           With respect to each policy of insurance listed on Schedule 3.15, except as would not have a Material Adverse Effect on the Company:  (i) all premiums invoiced and due through the date of this Agreement with respect thereto have been paid, and neither the Company nor any of its Subsidiaries is in default with respect to its obligations under such policy; (ii) there are no outstanding claims currently pending under such policy as of the date of this Agreement that would be reasonably expected to cause an increase in the insurance rates of the Company and its Subsidiaries; and (iii)  neither the Company nor any of its Subsidiaries has received any notice that such policy has been or shall be canceled or terminated or will not be renewed on substantially the same terms as are now in effect or the premium on such policy shall be increased on the renewal thereof.

Section 3.16         Labor Relations; Employees.

(a)           Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or any labor union contract, nor, to the Knowledge of the Company, are there any employees of the Company or any of its Subsidiaries represented by a works’ council or a labor organization in relation to their employment by the Company or any of its Subsidiaries, nor, to the Company’s Knowledge, are there any activities or proceedings of any labor union to organize any employees of the Company or any of its Subsidiaries or compel the Company or any of its Subsidiaries to bargain with any labor union or labor organization, in each case that is or could reasonably be material to the Company.  There is no pending or, to the Knowledge of the Company, threatened (i) labor strike or (ii) material dispute, walkout, work stoppage, slowdown, demonstration, leafleting, picketing, boycott, work-to-rule campaign, sit-in, sick-out, union election, governmental investigation or lockout with respect to employees of the Company or any of its Subsidiaries, and no such (i) labor strike or (ii) material dispute, walkout, slowdown, demonstration, leafleting, picketing, boycott, work-to-rule campaign, sit-in, sick-out, union election, governmental investigation, or lockout has occurred since December 31, 2004.  No material grievance or arbitration demand or proceeding, or unfair labor practice charge or proceeding, whether or not filed pursuant to a collective bargaining agreement, has been filed, is pending or has been threatened against the Company or its Subsidiaries that could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries.

(b)           Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any material consent decree with, or citation by, any Governmental Entity relating to its current or former employees, officers or directors or employment practices.

(c)           Neither the Company nor any of its Subsidiaries has incurred any material liability or obligation which remains unsatisfied under the Worker Adjustment and Retraining Notification Act or any state or local Laws regarding the termination or layoff of employees or notice thereof.

(d)           Schedule 3.16(d) contains a true and complete list of (i) any material written claim by any past or present employee of the Company or any of its Subsidiaries or any labor organization on behalf of any employee that such employee or union member was subject to any wrongful discharge or any employment discrimination by the Company or any of its Subsidiaries or its management; or (ii) any written notice of any material Proceeding by any Government Entity of any alleged wrongful employment or labor practice by the Company or any of its Subsidiaries, in each case under clause (i) or (ii), since January 1, 2004.

Section 3.17         ERISA Compliance

(a)           Each benefit and compensation plan, contract, policy or arrangement covering current or former employees of the Company and its Subsidiaries (for purposes of this Section 3.17, the “Employees”) and current or former directors of the Company and its Subsidiaries, including “employee benefit plans” within the meaning of Section 3(3) of ERISA, and incentive and bonus, deferred compensation, stock purchase, restricted stock, stock option, stock appreciation rights or stock based plan (the “Company Compensation and Benefit Plans”), other than Company Compensation and Benefit Plans maintained outside of the United States primarily for the benefit of Employees working outside of the United States (such plans hereinafter being referred to as “Company Non U.S. Compensation and Benefit Plans”), are listed on Schedule 3.17(a).  True and complete copies of all Company Compensation and Benefit Plans, including any trust agreement or insurance contract forming a part of any Company Compensation and Benefit Plans, all amendments thereto and the financial statements and summary plan descriptions related thereto have been made available to Purchaser.

(b)           All Company Compensation and Benefit Plans other than Company Non-U.S. Compensation and Benefit Plans (collectively, “Company U.S. Compensation and Benefit Plans”) are in substantial compliance with their terms, ERISA, the Code, and other applicable Laws.  Each Company U.S. Compensation and Benefit Plan that is subject to ERISA (the “ERISA Plans”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and that is intended to be “qualified” under Section 401(a) of the Code has received a favorable determination letter from the IRS and the Company has no Knowledge of anything that is likely to result in the revocation of any such favorable determination letter.  As of the date hereof, there is no pending or, to the knowledge of the Company, material threatened suit, claim or other litigation relating to the Company U.S. Compensation and Benefit Plans (other than routine claims for benefits).  Neither the Company nor any of its ERISA Affiliates has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, would reasonably be expected to subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c)           Other than K & F Subsidiary Retirement Plan for Salaried Employees and the ABSC/EFC Retirement Plan for Bargaining Unit Employees, no Company Pension Plan is, or has in the five years preceding this year been, subject to Title IV of ERISA or Section 412 of the Code.  Neither the Company nor any ERISA Affiliate thereof has contributed or been obligated to contribute to a “multiemployer plan” within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”).

(d)           All material contributions required to be made under the terms of any Company Compensation and Benefit Plan as of the date hereof have been made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports filed or furnished prior to the date hereof.

(e)           Except as set forth on Schedule 3.17(e), neither the Company nor any entity required to be aggregated with the Company under Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) has any obligations to provide health or other non-pension benefits to retirees or other former employees under any ERISA Plan, except as required by Section 4980 of the Code or Part 6 of Title I of ERISA.

(f)            All Company Non-U.S. Compensation and Benefit Plans comply in all material respects with applicable local Law (including any local regulatory or tax approval requirements).  All Company Non-U.S. Compensation and Benefit Plans are listed on Schedule 3.17(f).  True and complete copies of all Company Non-U.S. Compensation and Benefit Plans listed on Schedule 3.17(f), and all amendments thereto, have been made available to Purchaser.  As of the date hereof, there is no pending or, to the knowledge of the Company, threatened material litigation relating to the Company Non-U.S. Compensation and Benefit Plans.  None of the Company Non-U.S. Compensation and Benefit Plans is a defined benefit plan within the meaning of any applicable Law.  Each Company Non-U.S. Compensation and Benefit Plan required to be registered under the Laws of any jurisdiction has been registered and has been maintained in good standing with applicable regulatory authorities and has been approved by any applicable Taxing Authority to the extent such Approval is required.

(g)           The execution of this Agreement and the consummation of the transactions expressly contemplated hereby do not constitute a triggering event under any Employee Plan, policy, arrangement, statement, commitment or agreement, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (whether of severance pay or otherwise), constituting a “parachute payment” (as such term is defined in Section 280G of the Code).

(h)           Except as set forth on Schedule 3.17(h), no employee or former employee or director of the Company or any Subsidiary of the Company will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefit under any company U.S. Compensation and Benefit Plan as a result of the transactions expressly contemplated by this Agreement.

(i)            No filing, application or other matter is pending with the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor or any other Governmental Entity.

(j)            All of the Company U.S. Compensation and Benefit Plans are in material compliance with the applicable terms of ERISA, the Code and any other applicable Laws.

(k)           Each Company U.S. Compensation and Benefit Plan has been operated in all material respects in good faith compliance with the applicable requirements of Section 409A of the Code since January 1, 2005.

(l)            As of January 1, 2006, the most recently completed actuarial valuation date, the “current liability” of the K & F Subsidiary Retirement Plan for Salaried Employees and the ABSC/EFC Retirement Plan for Bargaining Unit Employees did not exceed the fair market value of the assets of such plans (as defined in Section 302(a)(7) of ERISA) by more than $40,000,000 in the aggregate, and, to the Company’s Knowledge, no event has occurred since the date of such last valuation which would materially and adversely affect such funded status, other than changes to mortality tables to be used as defined in Treasury Regulation 1.412(1)(7)-1.

Section 3.18         Environmental Matters.

(a)           Except as set forth on Schedule 3.18(a):

(i)       Since January 1, 1997, the Company and its Subsidiaries have complied in all material respects, and, as of the date of this Agreement, are in compliance with all Environmental Laws, including filing all notifications and obtaining, maintaining and timely applying for renewal or amendment for all Permits required thereunder, except for any noncompliance that would not reasonably be expected to give rise to any Liabilities for the Company or its Subsidiaries under Environmental Laws in excess of $2,000,000 individually or $10,000,000 in the aggregate;

(ii)      Neither the Company nor any of its Subsidiaries (A) has received as of the date hereof any written notice regarding any actual or alleged violation of any Environmental Laws, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to the Subject Business or the Real Property or any real property formerly owned, leased or operated by the Company or any of its Subsidiaries, or at any other location; or (B) has entered into or assumed by Contract or operation of Law or otherwise any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Law, except where the foregoing would not reasonably be expected to have any Liabilities for the

Company or its Subsidiaries under Environmental Laws in excess of $2,000,000 individually or $10,000,000 in the aggregate.

(iii)     There are not now nor, to the Knowledge of the Company, have there been any hazardous waste treatment, storage or disposal facilities that require a permit under the Environmental Laws, and  there are not now nor, to the Knowledge of the Company, have there been any underground storage tanks, landfills, waste piles or surface impoundments on or at the Real Property that require investigation or other response action under Environmental Law, except where any of the foregoing would not reasonably be expected to give rise to any Liabilities for the Company or its Subsidiaries under Environmental Laws in excess of $2,000,000 individually or $10,000,000 in the aggregate;;

(iv)     Neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for the disposal of, transported, handled or released any hazardous substance on the Real Property or at any other location in a manner that has given or could reasonably be expected to give rise to Liabilities under any Environmental Laws (including any Liability for response costs, corrective action costs, personal injury, property, natural resources damage or attorney fees, or any investigative, corrective or remedial obligations pursuant to any Environmental Laws) that would reasonably be expected to give rise to Liabilities for the Company or its Subsidiaries under Environmental Laws in excess of $2,000,000 individually or $10,000,000 in the aggregate; and

(v)      The Company and its Subsidiaries have been and are currently in material compliance with all applicable requirements of the State of California’s Proposition 65 (California Health & Safety Code sec. 125249.5, et seq.).

(b)           The Company and its Subsidiaries have provided Purchaser with, or given Purchaser access to, copies of all material environmental assessments, reports and studies within the possession of the Company dated within 10 years of the date hereof with respect to past or present environmental conditions at any of the Real Properties or other real property formerly owned, leased or operated by the Company and its Subsidiaries.

(c)           There are no facts, circumstances or conditions relating to the past or present business or operations of the Company or any Subsidiary, or to any past or present property owned, leased, licensed or occupied by the Company or any of its Subsidiaries or any of its predecessors that would give rise to Liability under Environmental Laws that would have, individually or in the aggregate, a Material Adverse Effect on the Company.

(d)           To the Knowledge of the Company, the Indemnity Agreements and the Environmental Insurance Policy are in full force and effect as of the date hereof and are valid and enforceable by the Company or a Subsidiary of the Company against the other parties thereto.

Section 3.19           Brokers.      Other than Goldman, Sachs & Co. (the “Company Financial Advisor”), whose fees and expenses will be paid at or prior to Closing, neither the Company nor any of its Subsidiaries has (a) employed or engaged any broker or finder or (b) incurred any Liability for any brokerage fees, commissions or finders’ fees or expenses, payable by the Company or any of its Subsidiaries in connection with the transactions expressly contemplated hereby which will not be paid or satisfied prior to the Closing.  A true, correct and complete copy of the Company Financial Advisor’s Contract has been provided to Purchaser.  Any fees under the Amended and Restated Management Services Agreement dated as of August 12, 2005 by and among the Company, K & F Subsidiary and Aurora Management Partners LLC that may arise or result from this Agreement, the Merger or the transactions contemplated in this Agreement have been waived.

Section 3.20         Related Transactions.      Except as set forth on Schedule 3.20, there are no transactions, or series of related transactions, agreements, arrangements or understandings, between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any of its Subsidiaries or any of the Affiliates of the foregoing, on the other hand, that would be required to be disclosed under Item 404 promulgated under the Securities Act that has not been disclosed.

Section 3.21         Government Contracts.

(a)           To the Knowledge of the Company, with respect to each executory Government Contract or outstanding Bid to which the Company or any of its Subsidiaries is a party:  (i) the Company and each of its Subsidiaries has complied in all material respects with all terms and conditions of such Government Contract or Bid; (ii) the Company and each of its Subsidiaries has complied in all material respects with all requirements of statute, rule, regulation, order or agreement with the U.S. Government pertaining to such Government Contract or Bid; (iii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract or Bid were current, accurate and complete as of their effective date, and the Company and each of its Subsidiaries has complied in all material respects with all such representations and certifications; (iv) neither the U.S. Government, nor any prime contractor, subcontractor or other Person, has notified the Company or any of its Subsidiaries, in writing, that the Company or any of its Subsidiaries has breached or violated any statute, rule, regulation, certification, representation, clause, provision or requirement; and (v) no termination for default has been issued, and no cure notice or show cause notice has been issued and not resolved or cured.  For purposes of this Section 3.21, “executory Government Contract” means a Government Contract that has not been closed by the U.S. Government, prime contractor or subcontractor, as appropriate.

(b)           To the Knowledge of the Company:  (i) neither the Company nor any of its Subsidiaries nor any of the Company’s or its Subsidiaries’ directors, officers or employees is (or for the last three years has been) under administrative, civil or criminal investigation, indictment or information, or audit (other than routine contract audits) or internal investigation with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid of the Company or any of its Subsidiaries; or (ii) neither the Company nor any of its Subsidiaries nor any of the

Company’s or its Subsidiaries’ directors, officers or employees has made a Voluntary Disclosure pursuant to the Department of Defense Fraud Voluntary Disclosure Program with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid of the Company or any of its Subsidiaries that has led or could reasonably be expected to lead, either before or after the Closing Date, to any of the consequences set forth in subsection (i) above or any other material damages, assessment of penalties, recoupment of payment or disallowance of cost.

(c)           Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, officers or employees is (or at any time during the last five years has been) suspended or debarred from doing business with the U.S. Government or declared nonresponsible or ineligible for U.S. Government contracting.  To the Knowledge of the Company, there are no matters pending that are believed reasonably likely to lead to the institution of suspension or debarment proceedings against the Company or any of its Subsidiaries.  Neither the Company nor any Subsidiary has, within the past five years, been terminated for default under any Government Contract.

Section 3.22         Product Warranty and Liability.      To the Company’s Knowledge, the products designed, manufactured, sold or leased, and the services performed, by the Company and its Subsidiaries have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and the Company and its Subsidiaries have no material liability, and there is no basis for any present or future action, suit or other proceeding giving rise to any material liability not covered by insurance, (a) for replacement or repair of any such product or other damages in connection therewith, other than product warranty expenses of a type and amount consistent with the past custom and practice of the Company and its Subsidiaries, or (b) arising out of any injury to persons or property as a result of any such product or any services performed by the Company or any of its Subsidiaries.  To the Company’s Knowledge, since December 31, 2004, neither the Company nor any Subsidiary has received any written or oral notice that an action, suit or proceeding has been, or in the future may be, made alleging that products or services of the Company or any Subsidiary are or were defective in any material respect.

Section 3.23         International Trade and Export Controls.

(a)           (i) The Company is in material compliance with all Laws concerning the exportation of any products, technology, technical data and services (“Export Control Laws”), including those administered by, without limitation, the United States Department of Commerce, the United States Department of State, and the United States Department of the Treasury; (ii) the Company is in material compliance with United States and international economic and trade sanctions, including those administered by the Office of Foreign Assets Control (“OFAC”) within the United States Department of Treasury; and (iii) the Company is in material compliance with the antiboycott regulations administered by the United States Department of Commerce, the Foreign Corrupt Practices Act, and all laws and regulations administered by the Bureau of Customs and Border Protection in the United States Department of Homeland Security.

(b)           To the Knowledge of the Company, no director, officer or employee of the Company or any of its Subsidiaries is identified on any of the following documents:  (i) the OFAC list of “Specially Designated Nationals and Blocked Persons” (“SDNs”); (ii) the Bureau of Industry and Security of the United States Department of Commerce “Denied Persons List,” “Entity List” or “Unverified List”; (iii) the Office of Defense Trade Controls of the United States Department of State “List of Debarred Parties”; (iv) the Financial Sanctions Unit of the Bank of England “Consolidated List”; (v) the Solicitor General of Canada’s “Anti-Terrorism Act Listed Entities”; (vi) the Australian Department of Foreign Affairs and Trade “Charter of the United Nationals (Anti-terrorism - Persons and Entities) List”; (vii) the United Nations Security Council Counter-Terrorism Committee “Consolidated List”; or (viii) European Union Commission Regulation No. 1996/2001 of October 11, 2001.  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is involved in business arrangements or otherwise engages in transactions with or involving countries subject to economic or trade sanctions imposed by the United States Government, or with or involving SDNs, in violation of the regulations maintained by OFAC.

Section 3.24         Questionable Payments.    To the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any of their respective directors, executives, representatives, agents or employees for or on behalf of the Company or any Subsidiary (a) has made, authorized or offered or is making any illegal contributions, gifts, entertainment or payments of other expenses relating to political activity, (b) has made, authorized or offered or is making any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977 or any other similar Law of any non-U.S. jurisdiction, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 3.25         Proxy Statement; Other Filings.       The letter to stockholders, notice of meeting, proxy statement and form of proxy that will be provided in accordance with this Agreement to stockholders of the Company in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith (collectively, the “Proxy Statement”), at the time the Proxy Statement is first mailed and at the time of the Special Meeting, and any Other Filings filed or furnished by the Company with the SEC in connection with the Merger, at the time of its filing with the SEC, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent, Purchaser, Merger Sub or any Affiliate of Parent, Purchaser or Merger Sub expressly for inclusion therein.  The Proxy Statement and the Other Filings filed or furnished by the Company with the SEC will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

Section 3.26         Opinion.    Prior to the execution of this Agreement, the Company Financial Advisor has delivered to the Board of Directors of the Company its opinion that, as of the date thereof and based upon and subject to the matters set forth therein, the Per Share Consideration was fair, from a financial point of view, to the holders of Common Stock.  The Company will promptly after receipt deliver to Purchaser a true, correct and complete copy of the written opinion for information purposes.

Section 3.27         Required Vote of Company Stockholders.     The only vote of the holders of outstanding securities of the Company required by its Organizational Documents, by Law or otherwise to complete the Merger is the affirmative vote of the holders of not less than a majority of the outstanding Shares.  The vote required by the previous sentence is referred to as the “Requisite Stockholder Vote.”

Section 3.28.        State Takeover Statutes; Certificate of Incorporation.     The Board of Directors of the Company has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL shall be inapplicable to the execution, delivery or performance of this Agreement and the Stockholders’ Agreements and the consummation of the Merger and the other transactions expressly contemplated by this Agreement.  To the Knowledge of the Company, no other Takeover Law is applicable to the execution, delivery or performance of this Agreement or the Stockholders’ Agreements or the consummation of the Merger or the other transactions expressly contemplated by this Agreement.

Section 3.29         Parent Shareholders Circular, etc.    The information provided or to be provided, or confirmed or to be confirmed, by the Company or any Company Subsidiary expressly for inclusion in the Parent Shareholders Circular, the Financing Agreements or any other documents published by Parent in connection with the Financing (all of such information, as of the date hereof, being identified on Schedule 3.29) will not, in the case of the Parent Shareholders Circular, at the time the Parent Shareholders Circular is first mailed or posted or at the time of the EGM or, in the case of any such other document, at the time it is first published, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.30         No Other Representations or Warranties.

(a)           Except for the representations and warranties contained in this Agreement or the Stockholders’ Agreements, each of Purchaser and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company has made or is making any other express or implied representation or warranty with respect to the Company, any of its Subsidiaries or their respective businesses, or with respect to any other information provided to Parent, Purchaser or Merger Sub or any of their Representatives.  Except with respect to information provided or confirmed by the Company or any Company Subsidiary expressly for inclusion in the Parent Shareholders Circular in accordance with Section 3.29, neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Purchaser or Merger Sub or, insofar as the parties are concerned, any other Person resulting from the distribution to Parent, Purchaser or Merger Sub of, or use by Parent, Purchaser or Merger Sub of, any such information, including without limitation any information, documents, projections, forecasts or other material made available to Parent, Purchaser or Merger

Sub or any of their Representatives in a “data room” or “virtual data room”, confidential information memoranda or management presentations in expectation of the transactions contemplated by this Agreement or otherwise, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in this Agreement, in the Company Disclosure Schedules or in a certificate delivered by the Company in connection with the Closing or in the Stockholders’ Agreements.

(b)           In connection with the investigation by Purchaser and Merger Sub of the Company and its Subsidiaries, Parent, Purchaser and Merger Sub and their respective Representatives have received or may receive from the Company and/or its Subsidiaries or their respective Representatives certain projections, forward looking statements and other forecasts and certain business plan information.  Each of Purchaser and Merger Sub acknowledges that neither the Company nor any other Person is making any representation or warranty with respect to such estimates, projections, forecasts or plans.  Purchaser and Merger Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that each of Parent, Purchaser and Merger Sub is familiar with such uncertainties, that each of Parent, Purchaser and Merger Sub is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), that none of Parent, Purchaser or Merger Sub shall have any claim against any Person with respect thereto and that the Company has made available to Parent, Purchaser or Merger Sub or their respective Representatives the opportunity to ask questions and receive answers concerning the Company and its Subsidiaries and their respective businesses and to obtain additional information as may be necessary to verify the accuracy of information furnished to Parent, Purchaser and Merger Sub and their respective Representatives.  Nothing in this Section 3.30 shall be in derogation of or shall be deemed to modify the specific representations and warranties made by the Company in this Agreement.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES
OF PURCHASER AND MERGER SUB

Except as set forth in the Disclosure Schedules delivered by Purchaser and Merger Sub to the Company concurrently with the execution of this Agreement (the “Purchaser Disclosure Schedules”) that specifically relate to, or are reasonably apparent on their face to relate to, such corresponding Section of ARTICLE IV below, Purchaser and Merger Sub, jointly and severally, hereby represent and warrant to the Company as of the date hereof as follows:

Section 4.1            Organization and Good Standing.  Each of Purchaser and Merger Sub is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.  The Company has been furnished with true, correct and complete copies of each Organizational Document of Purchaser and Merger Sub.

Section 4.2            Authorization; Execution; Enforceability.

(a)           Each of Purchaser and Merger Sub has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions expressly contemplated hereby, subject to the approval, prior to the consummation of the Merger and the Rights Issue, of the resolutions set forth in the Parent Shareholders Circular by the holders of Parent’s ordinary shares, present in person or by proxy who are entitled to vote at the EGM to approve the Merger, to increase the authorized share capital of Parent and to authorize the Board of Directors of Parent to allot share capital of Parent (the “Parent Shareholder Approval”).  The only vote of the holders of outstanding securities of Parent required by its Organizational Documents, by Law or otherwise to complete the Merger, the Rights Issue or to consummate the transactions expressly contemplated hereby, is the approval of the resolutions set forth in the Parent Shareholders Circular by the affirmative vote of the holders of not less than a majority of the outstanding shares of Parent present in person or by proxy who are entitled to vote at the EGM.

(b)           The execution and delivery by each of Purchaser and Merger Sub of this Agreement and the other instruments and agreements to be executed and delivered by such party as contemplated hereby, the consummation of the transactions expressly contemplated hereby and thereby to be consummated by Purchaser or Merger Sub (other than consummation of the Merger), and the performance by such party of its obligations hereunder and thereunder have been duly and validly authorized by all requisite action on the part of such party. The consummation of the Merger has been duly and validly authorized by all requisite corporate action on the part of Purchaser and Merger Sub, subject to obtaining Parent Shareholder Approval.  This Agreement and the other instruments and agreements to be executed and delivered by either Purchaser or Merger Sub as contemplated hereby have been duly and validly executed and delivered by each such party and constitute, assuming the due and valid execution and delivery thereof by the other parties thereto (other than Purchaser or Merger Sub or any of their respective Affiliates), valid and binding obligations of each such party enforceable against it in accordance with their terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors rights and to general principles of equity.

(c)           The Rights Issue has been duly and validly authorized by all requisite corporate action on the part of Parent, except for the Parent Shareholder Approval.

(d)           The Board of Directors of Parent has approved the Guaranty Agreement and the transactions contemplated by this Agreement in accordance with applicable Law and has unanimously resolved (subject to Section 5.10(d)) to recommend approval of the Merger by its shareholders (such recommendation, the “Parent Board Recommendation”).

Section 4.3            Consents.              The execution, delivery and performance of this Agreement by Purchaser and Merger Sub and the consummation of the transactions expressly contemplated hereby by Purchaser and Merger Sub do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person except (i) compliance with the pre-merger notification requirements under the HSR Act or applicable International Competition Laws set forth on Schedule 4.3 of the Purchaser Disclosure Schedules, (ii) compliance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (iii) the filing of the Certificate of Merger with the Delaware Secretary, (iv) the  notification provisions of Exon-Florio, (v) under any Export Control Laws or NISPOM, (vi) compliance with any applicable requirements of the U.K. Financial Services Authority after the date hereof and (vii) any such consents, approvals, authorizations, permits, filings or notifications, the failure of which to make or obtain under this clause (vii) would not prevent or materially delay Purchaser or Merger Sub from performing their respective obligations under this Agreement and the other instruments and agreements to be executed and delivered by such party as contemplated hereby or the consummation of the Merger or the other transactions expressly contemplated hereby.

Section 4.4            Ownership of Merger Sub; No Prior Activities.            Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  Merger Sub (i) has not conducted, and will not prior to the Effective Time conduct, any business (ii) has no, and prior to the Effective Time will have no, assets or liabilities except in connection with the transactions contemplated by this Agreement.  None of Parent, Purchaser or Merger Sub or any of Parent’s Subsidiaries owns (beneficially or of record) any Shares, and none of Parent, Purchaser or Merger Sub or any of Parent’s Subsidiaries is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares, except this Agreement and the Stockholders’ Agreements.

Section 4.5            Litigation.             As of the date hereof, there is no Proceeding, at law or in equity, by any Person pending or, to the Knowledge of Purchaser and Merger Sub, threatened, which would prevent Purchaser or Merger Sub from performing or materially delaying their respective obligations under this Agreement and the other instruments and agreements to be executed and delivered by such party as contemplated hereby or the consummation of the Merger or the other transactions expressly contemplated hereby.

Section 4.6            No Brokers.          Other than N M Rothschild & Sons Limited and Merrill Lynch International or in connection with the Financing Agreements, neither Parent, Purchaser nor Merger Sub nor any of Parent’s Subsidiaries has (i) employed or engaged any broker, investment banker, agent or finder or (ii) incurred any Liability for any brokerage fees or expenses, commissions or finders’ fees or expenses, payable by Parent, Purchaser or Merger Sub or any Subsidiary thereof in connection with the transactions expressly contemplated hereby.

Section 4.7            Financing.

(a)           Facility Agreement.  The Purchaser has provided to the Company true, complete and correct executed copies of the Revolving Facilities Agreement listed on Schedule 4.7(a) (the “Facility Agreement”) to which Parent or any of its Subsidiaries is a party, and the portion referenced therein as the Tranche A portion of the Facility Agreement (the “Tranche A Facility”) will constitute the debt financing required for consummation of the Merger and payment of the other amounts payable at or prior to the Closing by Parent, Purchaser, Merger Sub or the Surviving Corporation to consummate the transactions expressly contemplated hereby or pursuant to the Guaranty, as applicable.  Pursuant to the Tranche A Facility, the parties referred to in the Facility Agreement as the “Banks” (the “Lenders”) have agreed, subject to the terms and conditions set forth therein, to provide or cause to be provided a maximum principal amount of $1,170,000,000 to Parent in connection with the transactions expressly contemplated hereby.  Neither of Purchaser or Merger Sub shall, without the prior written consent of the Company, agree to, or permit any of its Affiliates to agree to, any amendment or modification of the Tranche A Facility that (i) reduces the aggregate commitments of the Lenders thereunder to an aggregate amount below an amount, when combined with other amounts available to Purchaser, required for consummation of the Merger and payment of the other amounts payable at or prior to the Closing by Parent, Purchaser, Merger Sub or the Surviving Corporation to consummate the Merger and the transactions expressly contemplated hereby to be effected at the Closing (which amounts shall be deemed to include for purposes of this Agreement amounts due under Section 2.4(a)), or pay the other amounts payable by the Parent, Purchaser, Merger Sub or the Surviving Corporation in connection with the transactions expressly contemplated hereby or pursuant to the Guaranty, as applicable, (ii) amends or modifies any of the conditions precedent to the availability of the commitments provided by the Lenders in a manner that is more onerous or burdensome to Parent, Purchaser or Merger Sub to obtain the Tranche A Facility provided for in the Facility Agreement, (iii) changes the identity of any of the Lenders (except as provided in the Facility Agreement), or (iv) materially and adversely affects the ability of Parent, Purchaser or Merger Sub to receive the portion of the Tranche A Facility required to consummate the Merger and the transactions expressly contemplated hereby to be effected at the Closing or pay the other amounts payable at or prior to the Closing by the Parent, Purchaser, Merger Sub or the Surviving Corporation in connection with the transactions expressly contemplated hereby or pursuant to the Guaranty, as applicable.

(b)           Equity Agreements.  The Purchaser has provided to the Company a true, complete and correct copy of the underwriting agreement listed in Schedule 4.7(b) (the “Underwriting Agreement” and together with the Facility Agreement, the “Financing Agreements”) to which Parent is a party and which will be used in connection with the equity financing required for consummation of the Merger and payment of the other amounts payable by Parent, Purchaser, Merger Sub or the Surviving Corporation to consummate the transactions expressly contemplated hereby or pursuant to the Guaranty, as applicable.  Pursuant to the Underwriting Agreement, the underwriters thereto (the “Underwriters”) have agreed to procure subscribers for non-accepted shares of Parent in the Rights Issue on the terms and subject to the conditions set forth in the Underwriting Agreement, which Rights Issue (together with any amounts paid to Parent by the Underwriters) will provide, subject to such terms and conditions, aggregate net proceeds of approximately £400,000,000 to Parent (the “Equity Financing” and together with the portion of the Tranche A Facility required to consummate the closing of the Merger and the other transactions expressly contemplated hereby to be effected at the Closing, the “Parent Financing”).  Purchaser shall cause Parent not to, without the prior written consent of the Company, agree to any amendment or modification of the Underwriting Agreement that (i) amends or modifies any of the conditions precedent to the Rights Issue, (ii) reduces the Equity Financing or the aggregate commitments of the

Underwriters thereunder to an aggregate amount below an amount, when combined with other amounts available to Purchaser, required for consummation of the Merger and payment of the other amounts payable at or prior to the Closing by Parent, Purchaser, Merger Sub or the Surviving Corporation to consummate the Merger and the other transactions expressly contemplated hereby to be effected at the Closing, or pay the other amounts payable at or prior to the Closing by the Parent, Purchaser, Merger Sub or the Surviving Corporation in connection with the transactions expressly contemplated hereby or pursuant to the Guaranty, as applicable, (iii) changes the identity of any of the Underwriters (except as provided in the Underwriting Agreement) or (iv) materially and adversely affects the ability of Purchaser or Merger Sub to receive the Equity Financing required to consummate the Merger and the other transactions expressly contemplated hereby to be effected at the Closing.

(c)           Financing Agreements.  The Financing Agreements are in full force and effect, are legal, valid and binding obligations of Parent and its Subsidiaries that are a party thereto and, to the Knowledge of Purchaser, the other parties thereto subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors rights and to general principles of equity, are not subject to any conditions or contingencies other than those contained therein, and constitute the entire agreement between the parties with respect to the subject matter thereof (and there are no side letters or other agreements, contracts or arrangements (except for reasonable and customary fee letters and engagement letters that do not materially and adversely affect the obligations of the providers of the debt and equity financing set forth in the Financing Agreements) relating to the funding or investing, as applicable, of the full amount of the Parent Financing, other than as expressly set forth in or contemplated by, the Financing Agreements).  None of the Financing Agreements have been modified or amended, no event has occurred which, with or without notice, lapse of time, or both, would constitute a breach by Parent, Purchaser or Merger Sub under any term or condition of any of the Financing Agreements and to the Knowledge of Purchaser or Merger Sub, the commitments and/or agreements contained in the Financing Agreements have not been withdrawn or rescinded in any material respect.  Subject to the terms and conditions of this Agreement and the Financing Agreements, none of Parent, Purchaser or Merger Sub (w) are aware of any fact or occurrence that makes any of the assumptions in any of the Financing Agreements inaccurate, (x) have any reason to believe they will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by any of them contained in any of the Financing Agreements, or (y) have any reason to believe that (i) the Equity Financing (when cumulated with the Tranche A Facility) required to consummate the Merger or pay the other amounts payable at or prior to the Closing by the Parent, Purchaser, Merger Sub or the Surviving Corporation in connection with the transactions expressly contemplated hereby or pursuant to the Guaranty, as applicable, will not be made available to Parent not later than April 27, 2007 (the “Equity Financing Date”) and (ii) the Tranche A Facility (when cumulated with the Equity Financing) required to consummate the Merger or pay the other amounts payable at or prior to the Closing by the Parent, Purchaser, Merger Sub or the Surviving Corporation in connection with the transactions expressly contemplated hereby or pursuant to the Guaranty, as applicable will not be made available to Parent at or prior to the Effective Time.  Each of Purchaser and Merger Sub on behalf of themselves and on behalf of Parent acknowledge that their respective obligations under this Agreement and the Parent’s obligations under the Guaranty are not conditioned upon or subject to receipt by any of them of the proceeds made available under the Financing Agreements or any other financing, in each case subject to and without limiting the provisions of Section 7.2(d) or 7.2(e) hereof.  Assuming satisfaction of all applicable conditions set forth in the Financing Agreements, at the Closing, the proceeds contemplated by the Financing Agreements will be sufficient to enable Purchaser and Merger Sub to consummate the Merger and the other transactions contemplated hereby to be effected at the Closing, and to pay all fees and expenses in connection therewith (including, without limitation, the payment of the Payment Funds, the fees and expenses payable at or prior to such time related to the Parent Financing, and the principal amount and unpaid interest outstanding under the Company’s Credit Agreement, subject to the Company’s compliance with Section 5.2(a)(iii) with respect to the Credit Agreement, the satisfaction of the Company’s obligations, if any, under the Debt Tender Offer, if any, and the satisfaction of the Company’s obligations at or prior to the Closing under the Offer to Purchase and Consent Solicitation, if the same shall be commenced prior to or at the Effective Time).

Section 4.8            Solvency.    Immediately following the Closing, each of Parent, Purchaser and the Surviving Corporation will be Solvent (assuming for the purposes of this representation that the Company and each of its Subsidiaries was Solvent immediately prior to the Closing).

Section 4.9            Proxy Statement Information; Other Filings.    The information provided by Purchaser or Merger Sub relating to Purchaser, Merger Sub, Parent or any Subsidiary of Parent expressly for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  Any such information that is to be so provided or so confirmed shall be specifically identified and agreed upon in writing, in advance, by the Company, Purchaser and Merger Sub.  No Other Filing made by Parent, Purchaser or Merger Sub with the SEC will, at the time of filing thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.10         Export Controls.    To the Knowledge of Purchaser, no director, officer or employee of the Purchaser or any of its Subsidiaries appears on (i) the List of SDNs maintained by OFAC; (ii) the Bureau of Industry and Security of the United States Department of Commerce “Denied Persons List,” “Entity List” or “Unverified List”; or (iii) the Office of Defense Trade Controls of the United States Department of State “List of Debarred Parties.”  To the Knowledge of Purchaser, neither the Purchaser nor any of its Subsidiaries is involved in business arrangements or transactions with or involving countries subject to economic or trade sanctions imposed by the United States Government, or with or involving SDNs in violation of the regulations maintained by OFAC.

Section 4.11         No Other Representations or Warranties.      Except for the representations and warranties contained in this Article IV, the Stockholders’ Agreements and the Guaranty, the

Company acknowledges that none of Purchaser, Merger Sub nor any other Person on behalf of the Purchaser or Merger Sub has made or is making any other express or implied representation or warranty with respect to Parent, Purchaser, Merger Sub, any of Parent’s Subsidiaries or their respective businesses, or with respect to any other information provided to the Company.  Except with respect to information provided by Purchaser or Merger Sub relating to Purchaser, Merger Sub, Parent or any Subsidiary of Parent expressly for inclusion in the Proxy Statement, none of Parent, Purchaser, Merger Sub nor any other Person will have or be subject to any liability or indemnification obligation to the Company or, insofar as the parties are concerned, any other Person resulting from the distribution to the Company, or use by the Company of, any such information, including without limitation any information, documents or other material made available to the Company, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in this Agreement, in the Purchaser Disclosure Schedules or in a certificate delivered by the Purchaser in connection with the Closing.

ARTICLE V.
COVENANTS

Section 5.1            Access to Information; Confidentiality.

(a)           Subject to the applicable limitations (if any) in Sections 5.1 and 5.4, between the date hereof and the Closing Date, the Company will,  and will cause each of its Subsidiaries to, and will use commercially reasonable efforts to cause their respective officers, employees and representatives to, provide Purchaser and its Affiliates and their authorized representatives and Purchaser’s financing sources with all information (financial and otherwise) concerning the Company and its Subsidiaries as reasonably requested from time to time by Purchaser or Parent, including but not limited to all information reasonably necessary for inclusion in the prospectus and shareholder circular to be delivered by Parent to its shareholders in connection with the Merger and the Rights Issue (the “Parent Shareholders Circular”) in connection with Parent’s convening of an extraordinary general meeting (including any postponement or adjournment thereof, the “EGM”) in order to solicit the Parent Shareholder Approval.  Subject to the applicable limitations (if any) in Sections 5.1 and 5.4, the Company will, will cause each of its Subsidiaries to, and will use commercially reasonable efforts to cause their respective directors, officers, employees and representatives to, provide all cooperation reasonably necessary in connection with the EGM of shareholders of Parent to approve the transactions expressly contemplated by this Agreement, including (i) reasonably cooperating in the preparation of the Parent Shareholders Circular (as required to be amended from time to time) such that the information relating to the Company and its Subsidiaries does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) reasonably cooperating in Parent’s and Purchaser’s preparation of the Parent Shareholders Circular and audited and other financial statements complying with the requirements of applicable Law and the rules and regulations of the U.K. Financial Services Authority with respect to the Parent Shareholders Circular, and (iii) taking such other actions as are reasonably necessary to be taken by the Company and its Subsidiaries in connection with the EGM.

(b)           Any information obtained by Parent, Purchaser, Merger Sub or any of their Subsidiaries or any of their respective directors, officers, employees or representatives pursuant to paragraph (a) above or pursuant to any other Section of this Agreement shall be subject to that certain Mutual Nondisclosure Agreement, dated January 9, 2007 between Purchaser and the Company, the terms of which are incorporated herein by reference (the “Confidentiality Agreement”) and none of Parent, Purchaser, Merger Sub or any of their Subsidiaries or any of their respective directors, officers, employees or representatives shall publicly disclose any such information without the prior written consent of the Company, except as required by applicable Law to be included in the Parent Shareholders Circular or as otherwise permitted to be disclosed by the Confidentiality Agreement.  Effective upon, and only upon, the Closing, Purchaser’s obligations under the Confidentiality Agreement shall terminate with respect to information relating to the Company and its Subsidiaries.

(c)           Notwithstanding anything in this Agreement to the contrary, in no event will any provision hereof obligate the Company or any of its Subsidiaries, or any of their respective directors, officers, employees or representatives to provide Parent, Purchaser or Merger Sub or any of Parent’s Subsidiaries or any of their respective directors, officers, employees or representatives with any information if the provision of such information is contrary to applicable Law or otherwise requires the provision of material commercially sensitive data, in which case (and subject to the obligation) the parties and such other Persons will negotiate in good faith with respect to the provision of such information, directly or indirectly, in a manner consistent with applicable Law.

Section 5.2            Conduct of Business.

(a)           Except either (w) with the written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned in the case of clauses (viii), (ix), (xi), (xii), (xiv) or (xvi) below), (x) as set forth on Schedule 5.2, (y) as otherwise contemplated or expressly permitted by the terms of this Agreement, or (z) as required by Law, from the date hereof to the earlier of the Closing and termination of this Agreement, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent in all material respects with past practices and shall not take any of the following actions:

(i)       amend its Organizational Documents;

(ii)      issue or agree to issue any of its Equity Interests or issue or enter into or agree to issue any Equity Interests or sell transfer or otherwise dispose of or encumber any shares of Equity Interests other than the issuance of shares of Common Stock upon exercise of Options outstanding at the date hereof;

(iii)     except for borrowings in the ordinary course of business under the credit facilities listed on Schedule 5.2(a)(iii) of this Agreement (but in no event in excess of $10,000,000 outstanding having an interest rate period that extends beyond the Closing Date and that subjects the Company to breakage costs) , (x) create, incur or assume any long-term or short-term Indebtedness (including obligations in respect of capital leases), (y) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other Person or (z) make any loans, advances or capital contributions to or investments in any Person other than loans, advances or capital contributions by the Company to any wholly-owned Subsidiary,  advances by Subsidiaries to their respective parents and loans to wholly-owned Subsidiaries;

(iv)     (A) grant any increase in the compensation of employees of the Company, except for increases (x) in the compensation of employees other than executive officers or directors in the ordinary course of business consistent with past practices (y) in the compensation of any employee (including executive officers or directors) required under employment agreements in effect on December 31, 2006 or (z) as required by applicable Law from time to time in effect or by any Employee Benefit Plan, (B) enter into any new employment, severance, consulting or other compensation agreement with any existing director, officer or key employee, (C) commit to any new Employee Benefit Plan, fund or similar arrangement, or amend in any material respect any existing plans, funds or similar arrangements, except as such amendment may be required by Law;

(v)      enter into any Contract with any Affiliate of the Company or its Subsidiaries other than any Contract with any wholly-owned Subsidiary or between any wholly-owned Subsidiary entered into in the ordinary course of business;

(vi)     declare, pay or set aside any dividend or make any distribution with respect to, or splitting, combining, redeeming, reclassifying, purchasing or otherwise acquiring, directly or indirectly, any Equity Interests of the Company or any Subsidiary other than dividends or distribution from a wholly-owned Subsidiary to its parent corporation, or otherwise make any change in the capital structure of the Company or any Subsidiary;

(vii)    convene any regular or special meeting (or any adjournment thereof) of the stockholders of the Company other than the Special Meeting and other than one annual meeting to elect directors and take other actions in the ordinary course or as required by Law;

(viii)   amend or modify, or terminate any Contract described in Section 3.12 other than in the ordinary course of business;

(ix)     enter into any (A) lease, (B) Contract that, if entered into prior to the date hereof, would fall within the definitions set forth in Sections 3.12(a)(ii), (iii), (iv), (v), (vi), (viii) or (ix) (whether or not in the ordinary course of business), or (C) other Contract other than in the ordinary course of business;

(x)      acquire any business or Person, whether by merger, consolidation, purchase of assets or Equity Interests or by any other manner, in a single transaction or a series of related transactions;

(xi)     make any capital expenditure or commitment therefor, in excess of $250,000 individually or $1,000,000 in the aggregate other than, in the case of a catastrophic event, up to the amount of insurance proceeds received by the Company that are necessary to rebuild or repair the damaged assets;

(xii)    write off as uncollectible any notes, accounts receivable or inventory, other than write-offs in the ordinary course of business consistent with past practice and charged to applicable reserves or which are in accordance with GAAP, which individually and in the aggregate are not material to the Company;

(xiii)   cancel or waive any claims of rights of substantial value;

(xiv)   compromise, settle or agree to compromise or settle any claims, suits, action, Proceedings or investigations other than compromises, settlements or agreements in the ordinary course of business and consistent with past practice or, whether or not in the ordinary course of business or consistent with past practice, involve the payment of monetary damages not to exceed $2,500,000, individually, or $5,000,000, in the aggregate, in each case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries or any of its officers or directors;

(xv)    intentionally take any action, engage in any transaction, or enter into any Contract, that would cause any of the representations set forth in ARTICLE III to be materially inaccurate or untrue as of the Closing;

(xvi)   plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or any of its Subsidiaries (other than routine employee terminations in the ordinary course of business that, in any event, do not constitute a reduction in force, lay-off, early retirement, severance or other general program);

(xvii)  make any material increase in staffing levels at the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practices;

(xviii) enter into any Contract (A) in respect of a particular aircraft program if such program, on the whole, is reasonably expected by the Company (such expectation to be determined in a manner consistent with the Company’s historical practices) to result in a loss to the Company and its Subsidiaries (or, after the Merger, Parent and its Subsidiaries); in each case without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned unless, but only to the extent that, withholding such consent would be a violation of applicable Law or (B) other than with respect to Contracts covered by clause (A) hereof, that is reasonably expected by the Company to result in revenue to or expenditures by the Company and its Subsidiaries (or, after the Merger, Parent and its Subsidiaries) greater than $25,000,000; or

(xix)    agree, whether in writing or otherwise, to do any of the foregoing.

(b)           During the period from the date of this Agreement to the Closing Date, subject to Section 5.1, the Company shall confer on a regular basis with one or more designated representatives of Purchaser to report material operational matters and to report the general status of ongoing operations.

(c)           The Company shall use its commercially reasonable efforts to keep all insurance policies currently maintained with respect to the Company and its assets and properties, or suitable replacements or renewals, in full force and effect through the close of business on the Closing Date.

Section 5.3            Solicitation.

(a)           Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date hereof and continuing until 11:59 P.M. (New York time) on the Solicitation Period End Date (as defined below), the Company and its Subsidiaries and each of their Representatives shall have the right to, directly or indirectly: (i) initiate, solicit and encourage Acquisition Proposals, including by way of providing access to non-public information pursuant to one or more Acceptable Confidentiality Agreements; provided that the Company shall, subject to Section 5.1, promptly provide to Parent and Purchaser any material non-public information concerning the Company and its Subsidiaries that is provided to any Person given such access that was not previously made available to Parent or Purchaser or any of their respective Representatives; and (ii) enter into and maintain discussions or negotiations with respect to potential Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations.  The “Solicitation Period End Date” shall mean March 25, 2007 (or, if applicable, the date two calendar days prior to the Extended EGM Date).

(b)           Subject to Section 5.3(c) and except with respect to any Person (an “Excluded Party”) who made an Acquisition Proposal after the date hereof which was received by the Company prior to the Solicitation Period End Date and with respect to which the requirements of Sections 5.3(c)(i) and (iii) have been satisfied as of the Solicitation Period End Date and thereafter continually through the date of determination, from 11:59 PM New York time on the Solicitation Period End Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with ARTICLE VII:

(i)       the Company shall not, shall cause its Subsidiaries not to and shall take commercially reasonable efforts to cause its Representatives not to, directly or indirectly:  (A) initiate or solicit or knowingly encourage (including by way of providing non-public information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations or (B) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions expressly contemplated hereby or breach its obligations hereunder or resolve or agree to do any of the foregoing;  and

(ii)      the Company shall effective immediately (from and after 11:59 PM New York time on the Solicitation Period End Date) cease and terminate, will cause its Subsidiaries to and will take commercially reasonable efforts to cause its Representatives to cease and terminate, any solicitation, knowing encouragement, discussion, negotiation or knowing cooperation with or knowing assistance or participation in, or knowing facilitation or knowing encouragement of any such inquiries, proposals, discussions or negotiations with any Persons conducted prior to 11:59 PM New York time on the Solicitation Period End Date by the Company, any of its Subsidiaries or any of its Representatives with respect to any Acquisition Proposal and, to the extent it is entitled to do so, request the return or destruction of all non-public information provided by or on behalf of the Company or any of its Subsidiaries to such Person.

Any determination by the Board of Directors of the Company that any Acquisition Proposal received prior to the Solicitation Period End Date (an “Eligible Acquisition Proposal”) initially meets the requirements of Sections 5.3(c)(i) and 5.3(c)(iii) must be made not later than one (1) calendar day after the Solicitation Period End Date.  Notwithstanding anything contained in Section 5.3 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement with respect to any Acquisition Proposal immediately at such time as such Acquisition Proposal (as then amended or supplemented) made by such party is withdrawn, terminated or fails in the determination of the Board of Directors of the Company to satisfy the requirements of Sections 5.3(c)(i) and (iii).  The Company shall promptly notify Purchaser when an Excluded Party ceases to be an Excluded Party.

(c)           Notwithstanding anything to the contrary contained in Section 5.3(b), if at any time following the date of this Agreement and prior to obtaining the Requisite Stockholder Vote, (i) the Company has received a written Acquisition Proposal from a third party that the Board of Directors of the Company believes in good faith to be bona fide, (ii) such Acquisition Proposal did not result from a breach of this Section 5.3, (iii) the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or may reasonably be expected to result in a Superior Proposal and (iv) after consultation with its outside counsel, the Board of Directors of the Company determines in good faith that such action is required to comply with its fiduciary duties to the stockholders of the Company under applicable Law, then the Company may (A) furnish public and non-public information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal and its counsel and financial advisors regarding such Acquisition Proposal (as then amended or supplemented); provided, however, that the Company (x) will not, will not allow its Subsidiaries to, and will use commercially reasonable efforts to cause its Representatives not to, disclose any material non-public information concerning the Company or its Subsidiaries to such Person without first entering into an Acceptable Confidentiality Agreement and (y) will, subject to the applicable limitations (if any) in Section 5.1(c), promptly provide to Parent and Purchaser any material non-public information concerning the Company or its Subsidiaries provided to such other Person that was not previously made available to Parent or Purchaser or any of their respective Representatives.  Notwithstanding anything to the contrary contained in Section 5.3(b), prior to obtaining the Requisite Stockholder Vote the Company shall in any event be permitted to take the actions described in clauses (A) and (B) above with respect to any Excluded Party.

(d)           No later than the next calendar day immediately following the Solicitation Period End Date (the “Notice Date”), the Company shall notify Purchaser, in writing, of the identity of each Excluded Party and will provide Purchaser a copy of each Acquisition Proposal received from any Excluded Party (or, where no such copy is available, a description of such Acquisition Proposal).  From and after the Notice Date, the Company shall promptly (within 48 hours after, or the next Business Day immediately following, whichever is later) notify Purchaser in the event that the Company, its Subsidiaries or its Representatives receives (i) any Acquisition Proposal or written indication by any Person  that it is considering making an Acquisition Proposal, (ii) any request by any Person for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and reasonably believed by the Company to be unrelated to an Acquisition Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal by any Person.  Following the Notice Date, the Company shall keep Purchaser reasonably informed (orally or in writing) on a current basis (and in any event within 48 hours after or, if later, the immediately following Business Day after the occurrence of any significant changes, developments, discussions or negotiations) of the status of any Acquisition Proposal (including any Acquisition Proposal from an Excluded Party), indication, inquiry or request (including the material terms and conditions thereof and of any material modification thereto), and any material developments, discussions and negotiations, including furnishing copies of any material written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions.  Without limiting the foregoing, the Company shall promptly (within 48 hours after, or the immediately following Business Day, whichever is later) notify Purchaser orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.3(c), in each case after the Notice Date.  Except to the extent provided in Sections 5.3(a) or (c), the Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement, and neither the Company nor any of its Subsidiaries is party to any agreement, that in either case prohibits the Company from providing such information to Purchaser.  Subject to this Section 5.3, the Company shall not, and shall cause each of its

Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and upon the written request of Purchaser, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to enforce the provisions of any such agreement; provided, however¸ that the Company may permit a proposal to be made under a standstill agreement if it determines in good faith, after consultation with outside counsel, that such actions are necessary to comply with the fiduciary duties of the Board of Directors to the stockholders of the Company under applicable Law.  To the extent that prior to the date hereof the Company has entered into any confidentiality agreement that would prevent the Company from providing information to Purchaser that the Company would otherwise be required to provide to Purchaser pursuant to the terms of Section 5.3(c), the Company shall use its commercially reasonable efforts to obtain a waiver of such confidentiality agreement to enable the Company to provide such information to Purchaser in accordance with the terms of this Section 5.3(c).

(e)           Notwithstanding anything in Section 5.3(b)(ii) to the contrary, if the Company receives an Acquisition Proposal that the Board of Directors of the Company concludes in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Purchaser including pursuant to clause (ii) below, the Board of Directors of the Company may, at any time prior to obtaining the Requisite Stockholder Vote, if it determines in good faith, after consultation with outside counsel, that such action is required to comply with its fiduciary duties to the stockholders of the Company under applicable Law, (x) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, Purchaser or Merger Sub, the Company Board Recommendation (a “Change of Board Recommendation”), (y) approve or recommend such Superior Proposal, and/or (z) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (z), and any purported termination pursuant to the foregoing clause (z) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Break-Up Fee and the Purchaser Expenses, by wire transfer of same day funds (without derogation of any of the Company’s rights hereunder) and otherwise complies with the provisions of Section 5.3(c)(iii); and provided, further, that the Board of Directors of the Company may not withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent, Purchaser or Merger Sub pursuant to the foregoing clause (x), approve or recommend such Superior Proposal pursuant to the foregoing clause (y) or terminate this Agreement pursuant to the foregoing clause (z) unless (A) such Superior Proposal did not result from a breach by the Company of this Section 5.3 and (B):

(i)       the Company shall have provided prior written notice to Parent and Purchaser, at least five (5) Business Days in advance (the “Notice Period”), of its taking any action contemplated by this Section 5.3(e) with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, including the then current form of the definitive agreement with respect to such Superior Proposal (the “Alternative Acquisition Agreement”); and

(ii)      prior to effecting such Change of Board Recommendation, approving or recommending such Superior Proposal or terminating this Agreement to enter into a proposed definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial advisors and legal counsel to (except in the case of a termination pursuant to clause (z) of Section 5.3(e) on or prior to the calendar day after the Solicitation Period End Date to enter into a definitive agreement with respect to an Eligible Acquisition Proposal which is determined to constitute a Superior Proposal under the provisions of Section 5.3(e)), provide Purchaser the opportunity to, submit an amended written proposal or to make a new written proposal to the Board of Directors of the Company, during the Notice Period and negotiate with Purchaser in good faith (to the extent Purchaser desires to negotiate) during the Notice Period to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal; and

(iii)     for the avoidance of doubt, the amount of Purchaser Expenses which the Company is required to pay in advance or concurrently to exercise its right under clause (z) of this Section 5.3(e) shall be, at the Company’s option in its sole discretion, the lesser of (x) $35,000,000 or (y) the amount invoiced by Purchaser in accordance with Section 7.6(b)(vii) provided, in respect of this clause (y), it has received at least two (2) hours prior notice of the Company’s proposed termination of this Agreement, in each case without limiting the Company’s rights under Section 7.6(b)(vii) hereof.

In the event of any material revisions to the Acquisition Proposal that prompted the notice required by clause (B)(i) of this Section 5.3(e), the Company shall be required to deliver a new written notice to Purchaser and to comply with the requirements of clause (B)(ii) of this Section 5.3(e) with respect to such new written notice except that the Notice Period shall be reduced to two (2) Business Days.

(f)            The Company agrees that any violations of the restrictions set forth in this Section 5.3 by the Company or any of its Subsidiaries, officers, directors, legal counsel, investment bankers, accountants, or the Principal Stockholders shall be deemed to be a material breach of this Agreement (including this Section 5.3) by the Company.

(g)           Nothing contained in this Section 5.3 shall prohibit the Board of Directors of the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act; provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of any applicable Acquisition Proposal or an express reaffirmation of its recommendation to its stockholders in favor of the Merger shall be deemed to be a Change in Board Recommendation); or (ii) disclosing the fact that the Board of Directors of the Company has received an Acquisition Proposal and the terms of such proposal, if the Board of Directors of the Company determines, after consultation with its outside counsel, that it is required to make such disclosure in connection with its fiduciary duties under applicable Law or to comply with obligations under federal securities Laws or New York Stock Exchange rules or the rules and regulations of any US. securities exchange upon which the capital stock of the Company is listed.

(h)           The Company shall not take any action to exempt any Person (other than Purchaser, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provisions of any other Law) or otherwise cause such restrictions not to apply.

(i)            For purposes of this Agreement, (i) “Acquisition Proposal” means any offer or proposal, or any indication of interest in making an offer or proposal, made by a Person or group at any time which is structured to permit such Person or group to acquire beneficial ownership of at least 20% of the assets of, equity interests in, or businesses of, the Company and its Subsidiaries, taken as a whole, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger and (ii) “Superior Proposal” means any bona fide Acquisition Proposal (except the references therein to “20%” shall be replaced by “50%”) made in writing (x) that includes per Share merger consideration that is greater than the Per Share Consideration and otherwise is on terms that the Board of Directors of the Company has determined in its good faith judgment (after consultation with its financial advisors and outside counsel and after taking into account all legal, financial (including the financing terms of such proposal), regulatory and other aspects of the proposal) are more favorable to the Company’s stockholders from a financial point of view than this Agreement, and (y) with respect to which the Board of Directors of the Company has determined in good faith (after consultation with its financial advisors and outside counsel and after taking into account all legal, financial (including the financing terms of such proposal), regulatory and other aspects of the proposal) is reasonably likely to be consummated (if accepted).

Section 5.4            Cooperation.        Subject to the applicable limitations (if any) in Section 5.1, the Company agrees to provide, and shall cause its officers, employees and representatives to provide, upon the reasonable request of Purchaser, all cooperation reasonably necessary in connection with the arrangement of the Financing contemplated to be consummated prior to, contemporaneously with or at or after the Closing in respect of the Merger and the other transactions expressly contemplated by this Agreement, including participation in meetings, due diligence sessions, the preparation of offering documents, the execution and delivery of pledge and security documents, other definitive financing arrangements or other requested certificates or documents, including a certificate of the chief financial officer of the Company, in his or her corporate capacity, with respect to solvency or such matters as are customary for transactions of this type and as are reasonably required to be taken by the Company in order to consummate the financing provided in the Financing Agreements or alternate financing; provided, however, that no obligation of the Company or any of its Subsidiaries under any such Financing documents or agreements shall become effective until the Effective Time and that neither the Company nor any of its Subsidiaries shall be obligated to enter into any agreement providing for the public or private sale of any debt or equity securities prior to the Effective Time; and provided, further, that Purchaser shall promptly, upon request by the Company (which may require an advance of the amount of such costs, fees and expenses) reimburse the Company for all reasonable and documented out-of-pocket costs, fees and expenses incurred by the Company or any of its Subsidiaries or any of their respective directors, officers, employees or representatives in providing such cooperation, as such costs, fees and expenses are incurred.  The parties agree to negotiate in good faith to estimate and budget such costs, fees and expenses.  Notwithstanding anything herein to the contrary, (i) neither the Company nor any of its Subsidiaries shall be required to provide any such assistance to the extent it would interfere unreasonably with the ongoing business or operations of the Company or any of its Subsidiaries, (ii) the Parent Shareholders Circular will not be deemed to be drafted by or issued by the Company or any of its Subsidiaries and (iii) the Company shall not be responsible for any information in the Parent Shareholders Circular, or any other financing agreements or documents related thereto, other than as set forth in Section 3.29.  Regardless of whether the Closing occurs, Purchaser shall indemnify and hold harmless the Company, its Subsidiaries, and their respective officers, directors, stockholders, Affiliates and representatives, and each person, if any, who controls any of the foregoing within the meaning of Section 20 of the Exchange Act from and against any and all costs, fees, expenses and damages reasonably suffered or incurred by them in connection with, as a result of or arising out of any information set forth in the Parent Shareholders Circular or any such other prospectus or offering circular (or any amendment or modification thereto) or any financing agreements or documents related thereto or provided to the Underwriters or Lenders, pursuant to this Agreement (other than information provided by the Company expressly for inclusion therein in accordance with Section 3.29).

Section 5.5            Filings and Authorizations; Consummation.

(a)           Subject to the terms and conditions of this Agreement, including this Section 5.5, Section 5.7 and Section 5.10, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken by its Representatives and by Parent in the case of Purchaser, all actions and to do, or cause to be done, all things necessary, proper or advisable (i) under applicable Law (including, without limitation, the HSR Act, Export Control Laws, Exon-Florio, ITAR and International Competition Laws) to consummate and make effective the Merger and the other transactions expressly contemplated by this Agreement, (ii) to obtain all necessary or appropriate waivers, consents or approvals of third parties to any Material Contract required in order to preserve material contractual relationships of the Company and its Subsidiaries, all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions by the Outside Date (and, in such case, to proceed with the Closing as expeditiously as possible) and (iii) to prevent the entry, enactment or promulgation of any threatened or pending Law, injunction or Order that could restrain, prevent, delay or make illegal the Closing or otherwise materially adversely affect the ability of the parties or any of their Affiliates hereto to consummate the Merger or the other transactions expressly contemplated by this Agreement.  In addition, subject to such terms and conditions herein provided, none of the parties hereto shall, nor shall any of the parties permit any of its Representatives to, or in the case of Purchaser, permit Parent to, knowingly take or cause to be taken any action which would reasonably be expected to materially delay or prevent consummation of the Closing or otherwise make such consummation illegal or otherwise materially adversely affect the ability of the parties hereto or any of their Affiliates to consummate the Merger or the other transactions expressly contemplated by this Agreement.

(b)           Each of the parties undertakes and agrees to, and to cause its Affiliates to:

(i)       prepare and file, as soon as practicable, but in no event later than ten (10) Business Days after the date hereof, a Notification and Report Form under the HSR Act with the US Federal Trade Commission (the “FTC”) and the Antitrust Division (the “Antitrust Division”) of the US Department of Justice (the “HSR Filing”);

(ii)      make, as soon as practicable, but in no event later than ten (10) Business Days after the date hereof, such filings and apply for such approvals and consents as are required under International Competition Laws (the “International Competition Filings”);

(iii)     prepare and file, as soon as reasonably practicable, but in no event later than ten (10) Business Days after the date hereof, a joint voluntary notice with CFIUS under Exon-Florio with respect to the transactions expressly contemplated by this Agreement (the “Exon-Florio Filing”);

(iv)     prepare and file, as soon as practicable, but in no event later than five (5) days after the date hereof, the requisite notifications under ITAR by Purchaser as a U.S. Person with the United States Department of State Directorate of Defense Trade Controls with respect to the transactions expressly contemplated by this Agreement (the “ITAR Filing”); and

(v)      prepare and file, as soon as possible, any and all other registrations, filings and submissions required to be made with a Governmental Entity in respect of the Merger or the other transactions expressly contemplated hereby (together with the HSR Filing, the International Competition Filings, the Exon-Florio Filing and the ITAR Filing, the “Governmental Approvals”).

(c)           Each of the parties shall, subject to applicable Law, including under any International Competition Laws, use their commercially reasonable efforts to:

(i)       provide each applicable Governmental Entity with any additional or supplemental information required by such Governmental Entity necessary to obtain any of the Governmental Approvals;

(ii)      promptly notify the other party of any written communication to that party or any of its Affiliates or Representatives with respect to the Governmental Approvals required from any  Governmental Entity and permit the other parties to review in advance, to the full extent practical, any proposed written communication to any of the foregoing;

(iii)     not agree to participate in any substantive meeting or discussion with any Governmental Entity in respect of any of the Governmental Approvals or any other filings, investigation or inquiry concerning this Agreement or the transactions expressly contemplated hereby unless it consults with the other parties in advance and, to the extent permitted by such Governmental Entity, gives the other parties and their Representatives the opportunity to attend and participate thereat;

(iv)     respond as promptly as practicable under the circumstances to any inquiries and requests received from a Governmental Entity or any authority enforcing applicable International Competition Laws for additional information or documentation and to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with obtaining the Governmental Approvals and seek the termination and/or satisfaction of any such inquiry or request as soon as reasonably practicable;

(v)      subject to Section 5.1(c), furnish the other party with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between them and its affiliates and their respective representatives on the one hand, and any Government Entity or members or their respective staffs on the other hand, with respect to the Governmental Approvals or this Agreement; and

(vi)     take any and all other all commercially reasonable steps advisable, necessary or desirable to finally and successfully obtain the Governmental Approvals.

(d)           With respect to the HSR Filing and the International Competition Filings:

(i)       each of the Company and Purchaser shall not, and shall not permit any of their Affiliates or Representatives to, extend any waiting period under the HSR Act or any International Competition Law or enter into any agreement with the FTC or the Antitrust Division or other similar Governmental Entity not to consummate the Merger or the other transactions expressly contemplated by this Agreement, except with the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld, delayed or conditioned; and

(ii)      Purchaser and Merger Sub, and Purchaser shall cause Parent, and the Company shall, from and after the date hereof until the Outside Date, use their respective commercially reasonable efforts (A) to avoid the entry of, or have vacated or terminated, any Orders that would restrain, prevent or delay the Closing and (B) to avoid the filing or initiation of any action or proceeding by any Governmental Entity contemplated by Section 6.2(h).  Notwithstanding anything to the contrary contained herein, Purchaser shall have the sole and exclusive right to determine, at its option but without obligation, whether to take any actions in connection with, or agree to, any  demands for sale, divestiture or disposition of assets or business of Parent or, effective as of the Closing, the Company or their respective Subsidiaries, asserted by the FTC, the Antitrust Division or other Governmental Entity in connection with antitrust matters or International Competition Laws or to defend through litigation any Proceeding commenced by the FTC, the Antitrust Division or other Governmental Entity in connection with the foregoing matters.  Purchaser shall have the sole and exclusive right to direct and control any such litigation, negotiation or other action, with counsel of its own choosing, provided that Purchaser shall afford the Company a reasonable opportunity to participate therein, and the Company and Purchaser each agrees to reasonably cooperate with the other with respect thereto to facilitate the Closing.

(e)           The Company shall agree if, but solely if, requested by Purchaser to hold separate or otherwise take or commit to take any action that limits Parent’s freedom of action with respect to, or its ability to retain any of the businesses, services, or assets of the Company or any of its Subsidiaries, provided that any such action shall be conditioned upon the Closing but shall require the Company’s approval, such approval not to be unreasonably withheld, delayed or conditioned. Such consent may be withheld if such action could reasonably have a significant adverse effect on the Company (including without limitation a significant adverse effect on the Company’s supplier, customer, regulatory or employee relationships) if this Agreement is terminated in accordance with its terms.

(f)            Purchaser shall pay all of the filing fees associated with the HSR Act and any antitrust filings or notifications that may be required by International Competition Laws and any other filings by the Company or Purchaser with Government Entities relating to the Merger or the transactions expressly contemplated hereby (other than the Proxy Statement and the Company Reports).

(g)           As soon as reasonably practicable after the date of this Agreement, to the extent required, the Company shall prepare and submit to the Defense Security Service (“DSS”) of the United States Department of Defense a notification under the National Industrial Security Program Operating Manual (“NISPOM”), and fully cooperate with Purchaser in requesting from DSS, approval to operate the business of the Company following the Closing pursuant to a Foreign Ownership, Control, or Influence (“FOCI”) mitigation proposal submitted in relation to the transaction contemplated by this Agreement, and acceptable to Purchaser, in its sole discretion, in accordance with the NISPOM.  If applicable, at the request of Purchaser, the Company shall take all commercially reasonable steps necessary or desirable to obtain favorable National Interest Determinations (“NIDs”) in accordance with the NISPOM for continued performance of the Company’s existing U.S. Government Contracts.

Section 5.6            Actions with Respect to K & F Subsidiary Debt.

(a)           As soon as reasonably practicable after the receipt of any written request from Purchaser to do so, the Company shall and, as applicable, shall cause K & F Subsidiary to, solicit and seek to obtain the consent, on a free-standing basis and not in connection with the Debt Tender Offer referenced below, of the holders of the 7¾% Senior Subordinated Notes due 2014 issued under the Indenture (the “K & F Subsidiary Notes”) to waive compliance with, amend and eliminate, immediately prior to or concurrent with the Closing, all such sections in the Indenture as may be reasonably specified by Purchaser or are otherwise customary.  The procedural and expense reimbursement provisions of Sections 5.6(b) through (e) shall apply to any consent solicitation under this Section 5.6(a).

(b)           As soon as reasonably practicable after the receipt of any written request by Purchaser to do so, the Company shall cause K & F Subsidiary to commence an offer to purchase with respect to all of the outstanding K & F Subsidiary Notes on such terms and conditions, including pricing terms, that are proposed, from time to time, by Purchaser (the “Debt Tender Offer”) and Purchaser shall provide the Company and K & F Subsidiary with all assistance reasonably requested in connection therewith.  As part of the Debt Tender Offer, K & F Subsidiary shall solicit the consent of the holders of the K & F Subsidiary Notes (the “Note Consents”) to amend, eliminate or waive such sections of the Indenture as may be specified by Purchaser.  The Debt Tender Offer shall be made pursuant to an Offer to Purchase and Consent Solicitation Statement prepared by K & F Subsidiary in connection with the Debt Tender Offer in form and substance reasonably satisfactory to Purchaser and the Company and otherwise in accordance with this Section 5.6.  Notwithstanding the foregoing, (i) the closing of the Debt Tender Offer (and the making of any payments for the Note Consents) shall be conditioned on the occurrence of the Closing, (ii) if so requested by Purchaser, the parties shall use their commercially reasonable efforts to cause the Debt Tender Offer to close on the Closing Date and (iii) at the Closing, or such later date specified in the Debt Tender Offer and subject to the terms and conditions of the Debt Tender Offer, the Surviving Corporation will accept the K & F Subsidiary Notes tendered in the Debt Tender Offer.  Subject to Section 5.1(c), the Company shall, and shall cause K & F Subsidiary to, and use its commercially reasonable efforts to cause their Representatives to provide all cooperation reasonably requested by Purchaser in connection with the Debt Tender Offer.

(c)           Upon the request of Purchaser but subject to Section 5.1(c), the Company shall, and shall cause K & F Subsidiary to, prepare, as promptly as practicable, the Offer to Purchase and Consent Solicitation Statement, together with any required related letters of transmittal and similar ancillary agreements (such documents, together with all supplements and amendments thereto and any consent solicitation documents referenced in Section 5.6(a), being referred to herein collectively as the “Debt Tender Offer Documents”), relating to the Debt Tender Offer and shall use its commercially reasonable efforts to cause to be disseminated to the record holders of the K & F Subsidiary Notes, and to the Company’s Knowledge, the beneficial owners of the K & F Subsidiary Notes, the Debt Tender Offer Documents; provided, however, that prior to the dissemination thereof, the Company shall provide copies thereof to Purchaser not less than ten (10) days in advance of any such dissemination (or such shorter period of time as is reasonably practicable in light of when Purchaser requests that K & F Subsidiary commence the Debt Tender Offer) and shall consult with Purchaser with respect to the Debt Tender Offer Documents and shall include in such Debt Tender Offer Documents all comments reasonably proposed by Purchaser and reasonably acceptable to the Company.  If at any time prior to the acceptance of the K & F Subsidiary Notes pursuant to the Debt Tender Offer any event should occur that is required by applicable Law to be set forth in an amendment of, or a supplement to, the Debt Tender Offer Documents, the Company shall, and shall cause K & F Subsidiary to, use commercially reasonable efforts to prepare and disseminate such amendment or supplement; provided, however, that prior to such dissemination, the Company shall provide copies thereof to Purchaser not less than two (2) Business Days (or such shorter period of time as is reasonably necessary in light of the circumstances) in advance of any such dissemination and shall consult with Purchaser with respect to such amendment or supplement and shall include in such amendment or supplement all comments reasonably proposed by Purchaser and reasonably acceptable to the Company.  The Company shall, and shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause its directors, officers, employees and representatives to, comply with the requirements of Rule 14e-1 promulgated under the Exchange Act, the Trust Indenture Act of 1939, as amended (the “TIA”), and any other applicable Law in connection with the Debt Tender Offer.  Promptly following the expiration of the consent solicitation, assuming the requisite consent from the holders of the K & F Subsidiary Notes (including from persons holding proxies from such holders) have been received, the Company shall, and shall cause K & F Subsidiary to, cause an appropriate supplemental indenture (the “Supplemental Indenture”) to become effective providing for the amendments of the Indenture contemplated in the Debt Tender Offer Documents; provided, however, that notwithstanding the fact that the Supplemental Indenture may become effective earlier, the proposed amendments set forth therein shall not become operative unless and until all conditions to the Debt Tender Offer have been satisfied or (subject to approval by Purchaser) waived by the Company in accordance with the terms hereof. The form and substance of the Supplemental Indenture shall be reasonably satisfactory to Purchaser and the Company.

(d)           The Company shall, or shall cause K & F Subsidiary to, waive any of the conditions to the Debt Tender Offer as may be reasonably requested by Purchaser (other than the condition that the Debt Tender Offer is conditioned on the Closing as provided in clause (b) above), so long as such waivers would not cause the Debt Tender Offer to violate the Exchange Act, the TIA or any other applicable Law and shall not, without the prior written consent of Purchaser, permit the K & F Subsidiary to, waive any condition to the Debt Tender Offer or make any change, amendment or modification to the terms and conditions of the Debt Tender Offer (including any extension thereof) other than as agreed between Purchaser and the Company or as required in the reasonable judgment of the Company to comply with applicable Law.

(e)           Regardless of whether the Closing occurs, Purchaser and Merger Sub, jointly and severally, shall promptly, upon request by the Company (which may require an advance of the amount of such costs, fees (including consent solicitation fees) and expenses) reimburse the Company for all reasonable and documented out-of-pocket costs, fees (including consent solicitation fees) and expenses incurred by or on behalf of the Company or any of its Subsidiaries or any of their respective directors, officers, employees or representatives in connection with this Section 5.6, as such costs, fees (including consent solicitation fees) and expenses are incurred.  The Company shall have no obligation to pay any such costs, fees and expenses requested by the Company to be advanced by Purchaser unless and until Purchaser or Merger Sub so advances such costs, fees and expenses.  Regardless of whether the Closing occurs, Purchaser and Merger Sub, jointly and severally, shall indemnify and hold harmless the Company, its Subsidiaries, and their respective officers, directors, stockholders, Affiliates and representatives, and each person, if any, who controls any of the foregoing within the meaning of Section 20 of the Exchange Act from and against any and all costs, fees, expenses and damages suffered or incurred by any of them in connection with any actions taken pursuant to this Section 5.6.

(f)            The Company shall be deemed to have satisfied each of its obligations set forth in this Section 5.6 if the Company shall have used its commercially reasonable efforts to comply with such obligation, regardless of the actual outcome of any Debt Tender Offer or consent solicitation referred to herein.

Section 5.7            Stockholders’ Approval.    Except in the event of a Change of Board Recommendation, (a) the Proxy Statement shall include the recommendation of the Board of Directors of the Company of this Agreement and the transactions expressly contemplated hereby, including the Merger, (b) the Board of Directors of the Company shall use its commercially reasonable efforts to obtain from its stockholders the Requisite Stockholder Vote in favor of the adoption of this Agreement required to consummate the transactions expressly contemplated by this Agreement and (c) the Board of Directors shall publicly reaffirm the Company Board Recommendation within twenty-four (24) hours after any request of Purchaser or Merger Sub.  Unless this Agreement is validly terminated in accordance with its terms pursuant to ARTICLE VII, the Company shall submit this Agreement to its stockholders at the Special Meeting even if its Board of Directors shall have withdrawn, modified or qualified its recommendation thereof or otherwise effected a Change of Board Recommendation or proposed or announced any intention to do so.

Section 5.8            Termination of Affiliate Transactions.            The Company and Purchaser agree that, effective as of the Closing and without any further action by the Company, Purchaser or any Principal Stockholder, the Company and its Subsidiaries shall release and be released from any and all rights, privileges, obligations and liabilities under the agreements set forth on Schedule 5.8 (and all such agreements shall have no further force or effect) pursuant to releases in form and substance reasonably acceptable to Purchaser; provided, however, that any and all indemnification obligations arising under the agreements set forth on Schedule 5.8 or in Section 5.12 hereof shall not be so released and shall survive according to their terms.

Section 5.9            Notification of Certain Matters.       The Company shall give prompt notice to Purchaser, and Purchaser or Merger Sub shall give prompt notice to the Company, of (i) to its Knowledge, any representation or warranty made by it or any of the other parties hereto that is qualified as to materiality or Material Adverse Effect on the Company (with respect to the Company) becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it or any of the other parties hereto to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) the failure by Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Guaranty; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 5.10         Parent Shareholder Approval; Financing.

(a)           As soon as practicable, but in no event later than March 9, 2007, Purchaser shall cause Parent to mail or post the Parent Shareholders Circular to its shareholders calling for the EGM to be held as promptly as set forth below, subject to applicable Law and the rules and regulations of the UKLA, seeking Parent Shareholder Approval and commencing the Rights Issue.  Subject to Section 5.10(d), the Parent Shareholders Circular shall include the recommendation of the Board of Directors of Parent to approve the resolutions set forth in the Parent Shareholders Circular and Purchaser shall cause Parent to use its commercially reasonable efforts to obtain the Parent Shareholder Approval from its shareholders.  Purchaser shall cause Parent to cause the EGM to occur as promptly as practicable following the posting of the Parent Shareholders Circular and in any event within thirty (30) days, subject to the matters contemplated by Section 5.10(d); provided, however, that if the Underwriting Agreement has not been terminated in accordance with its terms and any of the termination events set forth in Sections 10.2.1 or 10.2.2 of the Underwriting Agreement have occurred and Purchaser in good faith believes such termination events are capable of being favorably resolved or waived using commercially reasonable efforts (the “Designated Termination Events”), then Purchaser shall cause the Parent to postpone the EGM for a period of up to twenty-nine (29) days (if so extended, the date to which the EGM is so postponed, the “Extended EGM Date”) and use its commercially reasonable efforts to favorably resolve or have waived such Designated Termination Events and postpone the Rights Issue (the “Financing Efforts”).  If at any time prior to the EGM, any information relating to the Company, Parent, Purchaser, Merger Sub or any of their respective Affiliates, directors or officers should be discovered by the Company, Parent, Purchaser or Merger Sub, which should be set forth in an amendment or supplement to the Parent Shareholders Circular so that the Parent Shareholders Circular shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not materially misleading, the party that discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the UKLA and, to the extent required by applicable Law, disseminated to the shareholders of Parent; provided, however, that prior to such dissemination, Purchaser shall provide copies of such amendment or supplement to the Company not less than two (2) days (or such shorter period of time as is reasonably necessary in light of the circumstances) in advance of any such dissemination and shall provide the Company an opportunity to review and comment on such amendment or supplement to the full extent practicable and shall include in such amendment or supplement all comments reasonably proposed by the Company and reasonably acceptable to Parent and Purchaser.

(b)           Subject to Section 5.10(d), Purchaser shall cause Parent to use commercially reasonable efforts to ensure that it (i) meets all conditions set forth in, and obtains the funds in the amounts set forth in, and to be provided pursuant to, the Financing Agreements and completes the Tranche A Facility portion of the Financing on or prior to the Closing Date, (ii) conducts the Rights Issue in accordance with the Parent Shareholders Circular and (iii) causes the Equity Financing to be completed, all subscription amounts thereunder paid and causes the Underwriters to purchase any shares of capital stock of Parent not properly subscribed and paid for in the Rights Issue in accordance with the terms of the Underwriting Agreement in each case by the Equity Financing Date; provided, however, that to the extent the EGM is extended pursuant to Section 5.10(a), the Equity Financing Date shall be extended by an equivalent number of days (provided if such day, as extended, is not a Business Day then the next Business Day) as the EGM is extended (as may be extended, the “Outside Equity Financing Date”); provided, further, that, in the case of clause (iii), if a Designated Termination Event has occurred, then the Purchaser shall conduct the Financing Efforts.  Immediately prior to the Effective Time, Purchaser shall cause Parent, subject to the terms and conditions hereof, to make such funds available to Merger Sub to permit Purchaser and Merger Sub or the Surviving Corporation, as applicable, to make the payments contemplated by Section 2.3 and to make all other required payments (including without limitation the payment of any amounts outstanding and payable under the Credit Agreement and the completion of the Debt Tender Offer if any such Debt Tender Offer is then required to be completed in accordance with the terms thereof).

(c)           Purchaser and Merger Sub shall keep the Company reasonably informed with respect to the Financing (including without limitation the progress of the Rights Issue) and the EGM.  If Purchaser or Merger Sub shall have Knowledge of any fact or event which will or may prevent the conditions set forth in Section 6.1(f) from being satisfied or prevent the Financing from being obtained timely as required herein, Purchaser shall promptly disclose the same to the Company.

(d)           Notwithstanding anything to the contrary in this Agreement, prior to obtaining the Parent Shareholder Approval, the Board of Directors of Parent may make a Change of Parent Board Recommendation if (i) it determines, in good faith, after consultation with outside legal counsel, that such action is required to comply with its fiduciary duties to the shareholders of Parent under applicable Law and (ii) the Underwriters have terminated the Underwriting Agreement in accordance with its terms.

(e)           Purchaser shall give notice to the Company of the satisfaction of the conditions in Section 6.1(f) promptly upon becoming aware of the same and to the extent practical on the day of Admission.

Section 5.11         No Acts or Omissions.      No party shall intentionally and in bad faith perform any act which, if performed, or omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any party hereto.

Section 5.12         Indemnification and Insurance.

(a)           Purchaser shall cause the Surviving Corporation and its Subsidiaries (and their successors) to establish and maintain for a period of not less than six years from and after the Effective Time the respective provisions in their Certificate of Incorporation, Bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the current and former directors, officers, employees and agents of the Company and any of its Subsidiaries (the “Indemnified Persons”) that are no less favorable to those persons than the provisions of the Charter, Bylaws and other organizational documents of the

Company and its Subsidiaries as in effect as of the date hereof, and such provisions shall not be amended, repealed or otherwise modified in any adverse respect, except as required by applicable Law.  Purchaser shall assume and honor, guaranty and stand surety for, and shall cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants in this Section 5.12.

(b)           In addition to and not in limitation of the terms of Section 5.12(a), each of Purchaser and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, from and after the Effective Time, for a period of six years after the Effective Time, indemnify, defend and hold harmless the present and former officers and directors of the Company or any of its Subsidiaries (each a “Company Indemnified Party” and collectively the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, including without limitation, liabilities arising out of or pertaining to acts or omissions (other than illegal acts or fraud), by them in their capacities as such, whether commenced, asserted or claimed before or after the Closing Date; provided, however, that no indemnification shall be made to any Company Indemnified Person to the extent it is finally determined by a court of competent jurisdiction (after all rights to appeal shall have expired) that such Company Indemnified Party did not, with the respect to the matter subject to indemnification hereunder, act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company (or any Subsidiary thereof).  If any indemnity is paid to or for the benefit of any Company Indemnified Party pursuant to this Section 5.12(b) or otherwise, and it is later determined that such Company Indemnified Party was not entitled to any part of such indemnification, such Company Indemnified Party shall pay to Purchaser on demand such part of such indemnification.

(c)           The Surviving Corporation shall purchase effective as of the Effective Time and maintain, with insurance carriers believed to be financially sound and reputable and without any lapse in coverage, tail policies to the current directors’ and officers’ liability insurance set forth on Schedule 5.12(b) maintained on the date of this Agreement by the Company and its Subsidiaries, which tail policies (i) shall not have aggregate premiums in excess of 250% of the aggregate annual amounts currently paid by the Company to maintain the existing policies (which amount has been disclosed to Purchaser) , (ii) shall be effective for a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time and (iii) shall contain coverage that is at least as protective to the Persons covered by such existing policies (a complete and accurate copy of which has been made available to Purchaser) and shall in any event include non-management directors Side A (DIC) coverage; provided, however, that, if equivalent coverage cannot be obtained or can be obtained only by paying aggregate premiums in excess of 250% of such amount, the Company shall only be required to obtain (and the Surviving Corporation shall only be required to maintain) as much coverage as can be obtained by paying aggregate premiums equal to 250% of such amount.  The Surviving Corporation shall provide copies of any such insurance policies to the insured parties thereunder and shall provide all cooperation reasonably necessary in connection with the processing of any eligible claim thereunder.

(d)           The Surviving Corporation and Purchaser, jointly and severally, shall pay all reasonable expenses, including reasonable attorneys’ fees and expenses, that may be incurred by any Company Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.12 as such expenses and fees are incurred upon the written request of any Company Indemnified Party subject to the provisions of the last sentence of Section 5.12(b).

(e)           This Section 5.12 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by each Indemnified Person (notwithstanding that such Persons are not parties to this Agreement) and their respective successors, assigns, heirs and legal representatives.  The indemnification provided for herein shall be in addition to, and not in limitation of, any other rights to which an Indemnified Person is entitled, whether pursuant to the Charter or Bylaws or any other Organizational Documents of the Company or any of its Subsidiaries, or by Law, contract or otherwise.

(f)            Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Company Indemnified Person or Indemnified Person on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.12 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(g)           In the event that the Surviving Corporation or Purchaser or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Purchaser or their properties and assets, as the case may be, shall succeed to the obligations set forth in this Section 5.12.

Section 5.13         Employee Matters.

(a)           Prior to the Effective Time, except as set forth below, the Company will, and will cause its Subsidiaries to, and from and after the Effective Time, Purchaser will and will cause the Surviving Corporation to honor, in accordance with their terms, all existing employment and severance agreements specified in Schedule 5.13 between the Company or any of its Subsidiaries and any officer, director or employee of the Company or any of its Subsidiaries.

(b)           From and after the Effective Time, Purchaser shall cause the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof, to maintain for the individuals employed by the Company or any of its Subsidiaries at the Effective Time other than those individuals covered by a collective bargaining agreement (the “Current

Employees”) compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits maintained for and provided to Current Employees under the Company Compensation and Benefit Plans (other than equity incentive plans) as a group immediately prior to the Effective Time (excluding, for this purpose, equity-based compensation); provided, however, subject to the foregoing, that nothing herein shall prevent the amendment or termination of any Company Compensation and Benefit Plan as are necessary to conform with applicable Law or interfere with the Surviving Corporation’s obligation to make such changes as are necessary to conform with applicable Law; and provided, further, that the foregoing shall not relieve the Surviving Corporation or any of its Subsidiaries from any obligation to any Current Employee under an individual employment agreement with the Company or any of its Subsidiaries.  Nothing in this Section 5.13 shall limit the right of Purchaser, the Surviving Corporation or any of their Subsidiaries to terminate the employment of any Current Employee at any time.

(c)           From and after the Effective Time, Purchaser will, and will cause the Surviving Corporation to, cause service rendered by Current Employees of the Company and its Subsidiaries prior to the Effective Time to be taken into account for vesting and eligibility purposes but not for accrual purposes, except for vacation and severance, if applicable (without duplication of benefits) under employee benefit plans of Purchaser, the Surviving Corporation and their respective Subsidiaries in which the Current Employees participate, to the same extent as such service was taken into account under the corresponding Company Compensation and Benefit Plans for those purposes.  Current Employees will not be subject to any pre-existing condition limitation under any health plan of Purchaser, the Surviving Corporation or any of their respective Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding Company Compensation and Benefit Plan in which they participated prior to the Effective Time.  From and after the Effective Time, Purchaser will, and will cause the Surviving Corporation and its Subsidiaries to give such Current Employees credit under such plans for co-payments made and deductibles satisfied prior to the Effective Time.

(d)           No later than three (3) Business Days prior to its distribution, the Company and its Subsidiaries shall provide Purchaser and Merger Sub with a copy of any communication intended to be made to any of their respective employees relating to the transactions expressly contemplated hereby, and will provide an opportunity for Parent, Purchaser and Merger Sub to make reasonable revisions thereto.

(e)           This Section 5.13 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.13, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.13 or to be treated as an amendment to any Company Compensation and Benefit Plan.

Section 5.14         Takeover Laws.    The Company shall, upon the request of Purchaser or Merger Sub, take all reasonable steps to exclude the applicability of, or to assist in any challenge to the validity or applicability to the Merger or any other transaction expressly contemplated by this Agreement or any of the Stockholders’ Agreements of, any Takeover Laws.

Section 5.15         Proxy Statement; Other Filings.       As promptly as practicable and in any event on or prior to March 15, 2007, (a) the Company shall prepare and file with the SEC, subject to the prior review and comment of Purchaser (which comments shall be reasonably considered), a preliminary proxy statement with the SEC and within two (2) Business Days after SEC clearance, shall mail the definitive Proxy Statement to its stockholders of record as of the applicable record date and shall call a meeting of its stockholders (the “Special Meeting”) to be held as soon as reasonably practicable for the purpose of obtaining the Requisite Stockholder Vote in connection with this Agreement and the Merger, and shall use its commercially reasonable efforts to cause such meeting to occur as promptly as reasonably practicable and, in any event, within thirty (30) days of such mailing, and (b) each of the Company and Purchaser shall, or shall cause their respective Affiliates to, promptly prepare and file with the SEC all Other Filings as required by the Exchange Act and the rules and regulations promulgated thereunder.  Each of the Company, Purchaser and Merger Sub shall obtain and furnish the information concerning itself and its Affiliates required to be included in the Proxy Statement and, to the extent applicable, any of the Other Filings.  Each of the Company, Purchaser and Merger Sub shall use its commercially reasonable efforts to respond as promptly as reasonably practicable to any comments received from the SEC with respect to the Proxy Statement or the Other Filings.  Each party shall promptly notify the other parties upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or any of the Other Filings and shall provide the other parties with copies of all correspondence between it, on the one hand, and the SEC and its staff , on the other hand, relating to the Proxy Statement or any of the Other Filings.  If at any time prior to the Special Meeting, any information relating to the Company, Parent, Purchaser, Merger Sub or any of their respective Affiliates, directors or officers should be discovered by the Company or Purchaser, which should be set forth in an amendment or supplement to the Proxy Statement or any of the Other Filings so that neither the Proxy Statement nor any of the Other Filings shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.  Notwithstanding anything to the contrary set forth herein, prior to filing or mailing the Proxy Statement or filing any of the Other Filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the party responsible for filing or mailing such document shall provide the other parties an opportunity to review and comment on such document or response to the full extent practicable and shall include in such document or response comments reasonably proposed by the other parties.

Section 5.16         Press Releases.     Each of the Company, Purchaser and Merger Sub agrees that no public release or announcement concerning the transactions expressly contemplated hereby shall be issued by any party hereto or any of its Affiliates or Representatives without the prior written consent of the Company and Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release or announcement may be required by

Law or the rules or regulations of any applicable United States or United Kingdom securities exchange or regulatory or governmental body to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

Section 5.17         Further Assurances.            The Company and Purchaser each agree that from time to time after the Effective Time, they will execute and deliver or cause their respective Subsidiaries to execute and deliver such further instruments, and take, or cause their respective Subsidiaries to take, such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement.

ARTICLE VI.
CONDITIONS

The respective obligations of each party to effect the transactions expressly contemplated hereby are subject to the satisfaction prior to the Closing of the following conditions unless waived (to the extent such conditions can be waived) in writing by the Company or Purchaser, as applicable:

Section 6.1            Conditions to the Obligations of Each Party.

(a)           Antitrust Authorizations.  All applicable waiting periods (and any extensions thereof) under any Laws (including the HSR Act and International Competition Laws set forth on Schedule 6.1(a)) shall have expired or been terminated.

(b)           Exon-Florio.  CFIUS shall have advised Parent and Purchaser in writing of its determination pursuant to Section 800.502 of the United States Department of the Treasury’s regulations implementing Exon-Florio (31 C.F.R. Part 800) (the “Exon-Florio Regulations”) not to investigate the acquisition by Parent and Purchaser of the operations of the Company and its Subsidiaries located in the United States (the “U.S. Acquisition”); or if CFIUS determines to investigate the U.S. Acquisition pursuant to Section 800.503 of the Exon-Florio Regulations, Purchaser shall not have received notice from the President of the United States of a decision to take action against the U.S. Acquisition by no later than midnight on the fifteenth (15th) calendar day after the completion or termination of the investigation by CFIUS or, if the fifteenth (15th) calendar day is not a Business Day, no later than the next Business Day following the fifteenth (15th) calendar day, pursuant to Sections 800.504 and 800.601 of the Exon-Florio Regulations.

(c)           No Injunctions or Restraints.  No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction, temporary restraining order or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

(d)           ITAR.  No notice shall have been received from the Directorate of Defense Trade Controls invoking the authority of §38(g)(6) of the Arms Export Control

Act regarding licenses or other approvals for certain sales or transfers of defense articles or data on the United States Munitions List or if such notice shall have been received, such notice shall no longer be in effect.

(e)           Company Stockholder Approval.  The Company shall have obtained the Requisite Stockholder Vote.

(f)            Parent Shareholder Approval.  Parent shall have shall have obtained the Parent Shareholder Approval and the Admission shall have occurred and become effective.

(g)           No Litigation.  There shall not be pending any action or proceeding by any Governmental Entity of any competent jurisdiction in the United States, the United Kingdom or any other jurisdiction in which Parent or the Company or any of their Subsidiaries has substantial business or operations that has arisen after the date of this Agreement seeking to restrain, enjoin or otherwise prohibit consummation of the Merger and which provides a reasonable basis to conclude that if the Merger is consummated, the Company or Purchaser (including their respective officers, directors or Affiliates), as the case may be, will be subject to the risk of criminal liability or material civil penalties.

Section 6.2            Conditions to the Obligations of Purchaser and Merger Sub.  The obligations of Purchaser and Merger Sub to consummate the Merger under this Agreement are subject to the satisfaction prior to the Closing of the following conditions unless waived (to the extent such conditions can be waived) in writing by Purchaser.

(a)           Representations and Warranties True at Closing.  (i) The representations and warranties in Section 3.2 shall be true and correct in all respects and the representations in Section 3.4 shall be true and correct in all but de minimis respects and (ii) the remaining representations and warranties of the Company contained in ARTICLE III shall be true and correct in all respects (in each case read for purposes of this Section 6.2(a) without any materiality, material or Material Adverse Effect qualifications), in each case of clauses (i)-(ii) above, as of the date of this Agreement and as of the Closing Date as though made as of such date (unless such representations and warranties expressly relate to an earlier date in which case only as of such earlier date), except, in the case of clause (ii) only, where the failure of any such representation or warranty to be so true and correct would not have or be reasonably expected to have a Material Adverse Effect and the Company shall have delivered to Purchaser a certificate of the Company, dated the Closing Date, to such effect.

(b)           Performance of Agreements and Covenants.  All of the agreements and covenants required to be performed by the Company at or before the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects, and the Company shall have delivered to Purchaser a certificate of the Company, dated the Closing Date, to such effect.

(c)           FIRPTA Certificate.  Prior to the Closing Date, the Company shall provide Purchaser with a properly executed FIRPTA notification letter and a form of notice to the

U.S. Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Purchaser to deliver such notice form to the U.S. Internal Revenue Service on behalf of the Company upon the Closing.

(d)           Appraisal Shares.  The amount of Appraisal Shares shall not constitute more than 10% of the aggregate number of Common Shares outstanding as of the date hereof.

(e)           Closing Deliveries.  The Purchaser shall have received from the Company:

(i)       certified copies of the resolutions of the Company’s board of directors and its stockholders approving this Agreement and the Stockholders’ Agreements, all other agreements and documents expressly contemplated hereby to which the Company is a party and the consummation of the Merger and the other transactions expressly contemplated hereby and thereby;

(ii)      a certificate of the Company certifying the incumbency of each officer of the Company executing this Agreement or any agreement or instrument contemplated hereby;

(iii)     a certificate of the Company, dated as of the Closing Date, certifying that the Company is not, and has not been during the five year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code; and

(iv)     certificates of the Secretaries of State (or other applicable offices) of the states or similar foreign jurisdictions in which the Company is organized and qualified to do business, dated as of not more than ten (10) Business Days prior to the Closing Date (and an oral “bring down” to the Closing Date with respect thereto), certifying as to the good standing of the Company.

(f)            Consents, etc.  Purchaser shall have received, in writing and in form and substance reasonably satisfactory to Purchaser, all consents, approvals, Orders and waivers from the Persons and Governmental Entities referred to in Schedule 3.3, and no such consent, approval, Order or waiver shall have been revoked.

(g)           No Material Adverse Effect.  Since the date hereof, there shall have been no Material Adverse Effect on the Company and the Company shall have delivered to Parent and Purchaser a certificate of the Company, dated the Closing Date, to such effect.

(h)           No Litigation.  There shall not be pending any action or proceeding by any Governmental Entity of any competent jurisdiction in the United States, the United Kingdom or any other jurisdiction in which Parent or the Company or any of their Subsidiaries has substantial business or operations that has arisen after the date of this Agreement seeking (i) to restrain, enjoin or otherwise prohibit consummation of the Merger or (ii) to prohibit Purchaser or any of its affiliates from effectively acquiring, owning and controlling the business or operations of the Company.

Section 6.3            Conditions to Obligations of the Company.  The obligations of the Company to consummate the Merger under this Agreement are subject to the fulfillment, at or before the Closing, of each and every one of the following conditions, unless waived (to the extent such conditions can be waived) in writing by the Company.

(a)           Representations and Warranties True at Closing.  (i) The representations and warranties in Section 4.2 shall be true and correct in all respects and (ii) the remaining representations and warranties of Purchaser contained in ARTICLE IV shall be true and correct in all respects (in each case read for purposes of this Section 6.3(a) without any materiality or material qualifications), in each case of clauses (i)-(ii) above, as of the date of this Agreement and as of the Closing Date as though made as of such date (unless such representations and warranties expressly relate to an earlier date in which case only as of such earlier date), except in the case of clause (ii) only, where the failure of any such representation or warranty to be so true and correct would not have a material adverse effect on Purchaser or Merger Sub, or on Purchaser’s or Merger Sub’s ability to consummate the Merger and Purchaser shall have delivered to the Company a certificate of Purchaser dated the Closing Date, to such effect.

(b)           Performance of Covenants.  All of the covenants required to be performed by Purchaser or Merger Sub at or before the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects, and the Purchaser shall have delivered to the Company a certificate of Purchaser, dated the Closing Date, to such effect.

(c)           Closing Deliveries.  The Company shall have received from Purchaser:

(i)       certified copies of the resolutions of Parent, Purchaser and Merger Sub and their respective shareholders, authorizing and approving this Agreement (in the case of Purchaser and Merger Sub), all other agreements and instruments contemplated hereby to be entered into by Parent, Purchaser or Merger Sub and the consummation of the Merger and the other transactions expressly contemplated hereby and thereby; and

(ii)      a certificate of each of Parent, Purchaser and Merger Sub certifying their respective Organizational Documents and the incumbency of each officer of Parent, Purchaser or Merger Sub executing this Agreement (in the case of Purchaser and Merger Sub) or any agreement or instrument contemplated hereby.

(d)           Payment of Outstanding Indebtedness.  The Company shall have received evidence reasonably satisfactory to the Company of the payoff, concurrently with the Closing, of all principal and interest outstanding under the Credit Agreement, and of the completion of the Debt Tender Offer to the extent made at Purchaser’s request and scheduled to be consummated on the Closing Date in accordance with the terms thereof.

ARTICLE VII.
TERMINATION

Section 7.1            Termination by Mutual Consent.     This Agreement and the obligations to consummate the Merger may be terminated at any time prior to the Closing Date, by the mutual written consent of Purchaser and the Company.

Section 7.2            Termination by Either Purchaser or the Company.     This Agreement and the obligations to consummate the Merger may be terminated by either Purchaser or the Company, by written notice to the other if:

(a)           the Merger shall not have been consummated on or before July 15, 2007, unless the failure to consummate the Merger is due to the failure of the party seeking to terminate this Agreement to comply in all material respects with the covenants and agreements of such party set forth in this Agreement; provided, however, that if all of the conditions to the Closing set forth in ARTICLE VI were or were capable of being satisfied on July 15, 2007 (other than conditions with respect to actions the respective parties will take at the Closing itself) other than those set forth in Section 6.1(a), (b) or (d), then the date for termination under this Section 7.2(a) shall automatically be extended until October 15, 2007 (as extended pursuant this Section 7.2(a), the “Outside Date”).

(b)           there shall be enacted any Law that makes consummation of the Merger illegal or otherwise prohibited or any court of competent jurisdiction or any Government Entity having competent jurisdiction shall enter any Order that has become final and nonappealable that prohibits or enjoins the consummation of the Merger;

(c)           the Special Meeting shall have been convened and a vote with respect to the adoption of this Agreement shall have been taken thereat and the adoption of this Agreement by the Requisite Stockholder Vote shall not have been obtained (except to the extent the Special Meeting is adjourned or postponed to vote with respect to the adoption of this Agreement at a subsequent date;

(d)           either (i) the EGM shall have been convened and a vote with respect to Parent Shareholder Approval shall not have been obtained (except to the extent the EGM is adjourned or postponed to obtain Parent Shareholder Approval at a subsequent date) or (ii) if at any time before Admission, the Underwriting Agreement has been terminated under either (A) Section 10.1 (to the extent such termination specifically arises from a material misstatement or material omission in the information set forth on or referred to on Schedule 3.29) or (B) Section 10.2 thereof and Purchaser has complied with any applicable provisions of Section 5.10(b); or

(e)           prior to the EGM, a Change of Parent Board Recommendation shall have occurred in accordance with Section 5.10(d) other than as a result of any circumstance set forth in Section 7.2(d)(ii); provided, however, that Purchaser must substantially concurrently with the termination by Purchaser pay the Reverse Break-Up Fee.

Section 7.3            Termination by Purchaser.    This Agreement and the obligations to consummate the Merger may be terminated at any time prior to the Closing Date, by Purchaser by written notice to the Company if, prior to the Closing Date:

(a)           there has been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement which breach, either individually or in the aggregate, would result in, if occurring or continuing at the Effective Time, the failure of the conditions set forth in Sections 6.2(a) or (b), as the case may be, and which is not cured, within the earlier of (i) the Outside Date and (ii) thirty (30) days following written notice to the Company, or which by its nature or timing cannot be cured within such time period (a “Terminating Company Breach”); provided, however, that, if there is also a Terminating Purchaser Breach, Purchaser may not terminate this Agreement under this Section 7.3;

(b)           if (i) a Change of Board Recommendation shall have occurred, (ii) the Company or its Board of Directors (or any committee thereof) shall (A) approve, adopt or recommend any Acquisition Proposal or (B) approve or recommend, or enter into or allow the Company or any of its Subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement for an Acquisition Proposal, (iii) within five (5) Business Days of the date any Acquisition Proposal or any material modification thereto is first published or sent or given to the stockholders of the Company, the Company fails to issue a press release that expressly reaffirms its recommendation to the Company’s stockholders in favor of the Merger; (v) the Company publicly announces a neutral position in a Schedule 14D-9 filed by the Company with the SEC in response to an Acquisition Proposal, (vi) the Company shall have failed to include in the Proxy Statement distributed to stockholders its recommendation that stockholders approve this Agreement and transactions contemplated hereby, including the Merger, (vii) the Company or its Board of Directors (or any committee thereof) shall authorize or publicly propose any of the foregoing, or (viii) the Company shall have willfully violated Section 5.3 or Section 5.7 in any material respect; provided, however, that Purchaser shall have no right to terminate this Agreement under this Section 7.3(b) after the Requisite Stockholder Vote has been obtained;

(c)           upon a failure of the condition set forth in Section 6.2(h); provided such failure is not the result of Purchaser’s material breach of its obligations under Section 5.5(d)(ii) and provided further, that Purchaser may not exercise the termination right under this Section 7.3(c) prior to the date which is three (3) days after the Outside Equity Financing Date in the event that the Equity Financing has not been completed as of the proposed date of termination under this Section 7.3(c) other than as a result of any circumstances set forth in Section 7.2(d)(ii) or 7.3(d); or

(d)           prior to the EGM, there shall have occurred a Material Adverse Effect on the Company since the date of this Agreement that cannot reasonably be cured by the Outside Date; provided, however, nothing in this Section 7.3(d) shall modify the conditions under Section 6.2(g) or any other condition set forth in ARTICLE VI.

Section 7.4            Termination by the Company.          This Agreement and the obligations to consummate the Merger may be terminated at any time prior to the Closing Date by the Company by written notice to Purchaser if, prior to the Closing Date:

(a)           there has been a breach of any representation, warranty, covenant or agreement on the part of Purchaser or Merger Sub set forth in this Agreement, which breach, either individually or in the aggregate, would result in, if occurring or continuing at the Effective Time, the failure of the conditions set forth in Sections 6.3(a) or (b), as the case may be, and which is not cured, within the earlier of (i) the Outside Date and (ii) thirty (30) days following written notice to the Purchaser, or which by its nature or timing cannot be cured within such time period  (“Terminating Purchaser Breach”); provided, however, that if there is also a Company Terminating Breach, the Company may not terminate this Agreement under this Section 7.4;

(b)           Parent shall have failed to receive at least £400,000,000 of equity financing pursuant to the Rights Issue and the stand by underwriting commitments of the Underwriters under the Underwriting Agreement by the Outside Equity Financing Date except in circumstances set forth in Sections 7.2(d) or 7.3(d); or

(c)           by the Company in the event the Company complies with the provisions of Section 5.3(e) in all material respects and does not intentionally breach such provisions; provided, however, that the Company must substantially concurrently with such termination enter into the Alternative Acquisition Agreement and simultaneously pay the Break-Up Fee and the Purchaser Expenses.

Section 7.5            Effect of Termination.         In the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE VII, this Agreement (other than as set forth in this Section 7.5) shall become void and of no force or effect and without liability to any party hereto, or any of their respective officers, directors and stockholders or other Affiliates; provided, however, that Section 7.5, Section 7.6, ARTICLE VIII, and Section 5.6(e) shall survive such termination; and provided, further, that no such termination shall relieve any party hereto of any liability for any material breach of this Agreement prior to the date of its termination that is willful or intentional.  The parties further agree that the Confidentiality Agreement shall survive any such termination.

Section 7.6            Fees and Expenses.

(a)           Whether or not the Merger is consummated, except as otherwise specifically provided herein, all costs and Expenses incurred in connection with this Agreement and the transactions expressly contemplated by this Agreement shall be paid by the party incurring such Expenses.  In furtherance of the foregoing, in the event the Merger is not consummated, each of Purchaser and Merger Sub, on the one hand, and the Company, on the other hand shall be responsible for payment of, and shall indemnify and hold harmless the other party and their respective directors, officers and Affiliates against, any brokerage fees and expenses, commissions and finders’ fees and expenses and, except to the extent arising from a material breach of this Agreement by such party, any other amounts payable to any broker, investment banker, agent or finder employed or engaged by such party or any of its Affiliates or Representatives in connection with the transactions expressly contemplated by this Agreement.

(b)           Notwithstanding the foregoing:

(i)       If (I)(A) Purchaser or the Company terminates this Agreement pursuant to Section 7.2(c), and, at any time after the date of this Agreement and prior to the Special Meeting or any adjournment or postponement thereof at which the vote under Section 7.2(c) is taken, an Acquisition Proposal shall have been publicly disclosed or otherwise become known to the public and not withdrawn or terminated, (B) Purchaser terminates this Agreement pursuant to Section 7.3(a) and, at any time after the date of this Agreement and prior to the breach giving rise to Purchaser’s right to terminate under Section 7.3(a), an Acquisition Proposal shall have been publicly disclosed or otherwise known to the public or communicated to the senior management or the Board of Directors of the Company and not withdrawn or terminated, or (C) the Requisite Stockholder Vote has not yet been obtained and Purchaser or the Company terminates this Agreement pursuant to Section 7.2(a) and, at any time after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been publicly disclosed or otherwise known to the public or communicated to the senior management or the Board of Directors of the Company and not withdrawn or terminated, and (II) within twelve (12) months after any such termination, the Company enters into an agreement in respect of any or consummates an Acquisition Proposal (whether or not such Acquisition Proposal was made prior to termination of this Agreement or by the same Person), then the Company shall pay to Purchaser, the Break-Up Fee by wire transfer of same day funds, on the date of entry into the agreement in respect of the Acquisition Proposal, or, if earlier, consummation of the transaction in respect of the Acquisition Proposal; provided that for purposes of this Section 7.6(b)(i), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.3(h), except that the references to “20%” shall be deemed to be references to “more than 50%”.

(ii)      If this Agreement is terminated by either Purchaser or the Company pursuant to Section 7.2(c), then the Company shall pay to Purchaser the Purchaser Expenses by wire transfer of same day funds within five (5) Business Days of such termination, provided the Purchaser has provided an invoice to the Company in accordance with clause (vii) of this Section 7.6.

(iii)     If this Agreement is terminated by either Purchaser or the Company pursuant to Sections 7.2(d)(i) or (ii)(B), then Purchaser shall pay to the Company an amount equal to the sum of the reasonably documented Expenses in all cases not to exceed $10,000,000 (the “Company Expenses”) incurred by the Company, by wire transfer of same day funds within five (5) Business Days of such termination, provided the Company has provided an invoice to the Purchaser in accordance with clause (vii) of this Section 7.6.

(iv)     If Purchaser terminates this Agreement pursuant to Section 7.3(b) then the Company shall pay the Break-Up Fee and the Purchaser Expenses, as promptly as reasonably practicable by wire transfer of same day funds (but in any event within five (5) Business Days) after such termination, provided the Purchaser has provided an invoice to the Company in accordance with clause (vii) of this Section 7.6.

(v)      If the Company terminates this Agreement pursuant to Section 7.4(c), the Company shall pay the Break-Up Fee and the Purchaser Expenses, as provided for in Section 7.4(c).

(vi)     If Purchaser or the Company terminates this Agreement pursuant to Section 7.2(e) or the Company terminates this Agreement pursuant to Section 7.4(b), then Purchaser shall pay the Reverse Break-Up Fee to the Company, or as directed by the Company, in the event of a termination by the Company, as promptly as reasonably practicable (but in any event, within five (5) Business Days following such termination), payable by wire transfer of same day funds.

(vii)    Any payment of the Purchaser Expenses or the Company Expenses shall be made in full within the time periods hereunder based on the good faith invoice of the party to receive such payment, without prejudice of the right of the paying party to subsequently review the relevant supporting documentation, object to and seek to recover such portion of the payment, if any, that such party in good faith believes not to constitute reimbursable Expenses hereunder.  In the event of any disagreement regarding any such recovery, the parties agree to meet and in good faith resolve such disagreement.  Except as otherwise provided herein, if a party does not timely provide an invoice, the reimbursing party’s obligations to pay Expenses shall be deferred to the date two (2) Business Days after delivery of such invoice but in no event earlier than the date such payment was otherwise required herein.

(c)           The parties agree that the agreements contained in this Section 7.6 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty.  The parties further agree that if one party is or becomes obligated to pay a Break-Up Fee, Reverse Break-Up Fee, the Purchaser Expenses and/or the Company Expenses pursuant to this Section 7.6, the right to receive such Break-Up Fee, Reverse Break-Up Fee, the Purchaser Expenses and/or the Company Expenses shall be the sole remedy of the other party with respect to the facts and circumstances giving rise to such payment obligation against the other party and its Affiliates.  Notwithstanding anything to the contrary contained in this Section 7.6, in the event that (i) the Company shall fail to pay the Break-Up Fee or the Purchaser Expenses when due, the Company shall reimburse Purchaser and Merger Sub for all reasonable costs and expenses actually incurred or accrued by Purchaser or Merger Sub (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid amount from the date such amount was required to be paid at the prime rate as reported in the Wall Street Journal on the date such amount was required to be paid.  In addition, in the event that Purchaser shall fail to pay the Reverse Break-Up Fee or the Company Expenses when due, Purchaser shall reimburse the Company for all reasonable costs and expenses actually incurred or accrued by the Company (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid amount from the date such amount was required to be paid at the prime rate as reported in the Wall Street Journal on the date such amount was required to be paid.  Nothing in this Section 7.6(c) shall relieve any party from liability for any willful breach of its representations, warranties, covenants or agreements set forth in this Agreement.

(d)           Any amounts indefeasibly paid pursuant to this Section 7.6 by the Company or pursuant to Section 7(b) of the Stockholders’ Agreement (Aurora Entities Version) by the Stockholders (as defined therein) shall offset and reduce any obligation to pay the Break-Up Fee or any Purchaser Expenses at a later date.

ARTICLE VIII.
MISCELLANEOUS; GENERAL

Section 8.1            Notices.    All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, telecopied, sent by nationally recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           if to the Company:

K & F Industries Holdings, Inc.
50 Main Street
White Plains, New York 10606
Attention:  Ronald H. Kisner, Esq.
                  Executive Vice President, Secretary
                  and General Counsel
Phone: (914) 448-2700
Telecopier: (914) 448-2719

with a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, California 90071
Attention:  Bruce D. Meyer, Esq.
                  and Timothy J. Hart, Esq.
Phone:  (213) 229-7000
Telecopier:  (213) 229-7520

(b)           if to Purchaser and Merger Sub:

Meggitt-USA, Inc.
1955 North Surveyor Avenue
Simi Valley, CA  93063
Attention:  Eric G. Lardiere, Esq.
                  Vice President, Secretary and General Counsel
Fax:  805-584-4182

with a copy to (which shall not constitute notice):

Kaye Scholer LLP
1999 Avenue of the Stars, Suite 1700
Los Angeles, CA  90067
Attention:  Barry L. Dastin, Esq.
                  and Glenn D. Smith, Esq.
Fax:  310-788-1200

Each party may change its address from time to time for purposes of notice or other communication hereunder by giving notice to the other parties hereto in accordance with this Section 8.1.

Section 8.2            No Third-Party Beneficiaries; Successors and Assigns.              Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.  Prior to the Closing, neither the Company may assign its rights or obligations under this Agreement, other than by operation of law, without the prior written consent of Purchaser, and neither Purchaser nor Merger Sub may assign its rights or obligations under this Agreement without the prior written consent of the Company.  Any attempted assignment without such consent shall be void; provided, however, that Purchaser may assign its rights, interests and obligations hereunder (i) to any direct or indirect wholly owned Subsidiary or to any Affiliate of which Purchaser is a direct or indirect wholly owned Subsidiary and (ii) for the purpose of securing any financing of the transactions expressly contemplated hereby in connection with the Financing Agreements; provided, further, that if Purchaser makes any such assignment, Purchaser shall remain liable under this Agreement.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns, as applicable.

Section 8.3            Interpretation.

(a)           The headings of the sections of this Agreement are inserted as a matter of convenience and for reference only and in no way define, limit or describe the scope of this Agreement or the meaning of any provision of this Agreement.

(b)           The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)           Whenever the word “primarily” is used in this Agreement with respect to a given subject, it shall be deemed to be followed by the words “or exclusively”.

(d)           Whenever the words “included,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(e)           Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(f)            Whenever the context may require, any pronouns used herein shall indicate the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

Section 8.4            Extension; Waiver.              At any time prior to the Closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, and any such waiver shall not operate or be construed as a waiver of any subsequent breach by any other party.

Section 8.5            Counterparts and Facsimile Execution.         This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other parties, it being understood that all parties need not sign the same counterpart.  Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

Section 8.6            Governing Law.   THE PROVISIONS OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS EXECUTED AND TO BE PERFORMED SOLELY WITHIN SUCH STATE.

Section 8.7            Jurisdiction and Venue.

(a)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself or himself and its or his property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, County of New Castle or, if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, the United States District Court for the District of Delaware, in any action or proceeding arising out of or relating to this Agreement or the transactions expressly contemplated hereunder or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)           Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it or he may legally and effectively do so, any objection that it or he may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions expressly contemplated hereunder as set forth in Section 8.7(a).  Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)           The parties hereto further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by law, with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 8.7.  The foregoing consents to jurisdiction and appointments of agents to receive service of process shall not constitute general consents to service of process in the State of Delaware for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective parties to this Agreement.

(d)           The prevailing party or parties in any such litigation shall be entitled to receive from the losing party or parties all costs and expenses, including reasonable counsel fees, incurred by the prevailing party or parties.

Section 8.8            Severability.         It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the Law and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited, void or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited, void or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 8.9            Amendment.          This Agreement may be amended only by a writing signed by Purchaser, Merger Sub and the Company; provided, however, that, following the adoption of this Agreement by the stockholders of Merger Sub or the Company, no amendment that requires stockholder approval by either such party shall be effective without such approval.

Section 8.10         Complete Agreement.         This Agreement and the other documents referenced herein and therein contain the entire agreement of the parties with respect to the subject matter of this Agreement and supersede all prior and contemporaneous negotiations, agreements, arrangements and understandings between them with respect to such subject matter.

Section 8.11         Mutual Contribution.      The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that party drafted the provision or caused it to be drafted.

Section 8.12         Mutual Waiver of Jury Trial.      THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO.  EACH OF PURCHASER, MERGER SUB AND THE COMPANY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.

Section 8.13         Defined Terms.      Capitalized terms used in this Agreement and not otherwise defined shall have the respective meanings ascribed in Annex I attached hereto.

Section 8.14         Incorporation of Exhibits and Schedules.      The Exhibits, Annexes and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.  If an Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement.

Section 8.15         Representations and Warranties.      The representations and warranties made in Articles III and IV or any instrument delivered pursuant to this Agreement shall not survive beyond the Effective Time.  Each covenant or agreement of the parties in this Agreement shall not survive beyond the Effective Time, other than any covenant or agreement that by its terms contemplates performance after the Effective Time, which shall survive until fully performed.   No director, officer, employee, stockholder or Representative of the Company or any of its Subsidiaries shall have any personal liability to Purchaser, Merger Sub or any of their respective Affiliates or any other Person hereunder and no director, officer, employee, stockholder or Representative of the Parent, Purchaser, Merger Sub, Parent, Surviving Corporation or any of their Subsidiaries shall have any personal liability to the Company, any of its Subsidiaries or any of their respective Affiliates or any other Person hereunder, other than the Principal Stockholders under the Stockholders’ Agreements and Parent under the Guaranty.  Each director, officer and Representative of the Company, Parent, Purchaser and Merger Sub shall be entitled to the benefits set forth in the foregoing sentence.

*              *              *

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.

COMPANY
K & F Industries Holdings, Inc.

By:	/s/ Kenneth M. Schwartz
Name:	Kenneth M. Schwartz
Title:	President and Chief Executive Officer

PURCHASER
Meggitt-USA, Inc.

By:	/s/ Eric G. Lardiere
Name:	Eric G. Lardiere
Title:	Vice President, Secretary and
General Counsel

MERGER SUB
Ferndown Acquisition Corp.

By:	/s/ Eric G. Lardiere
Name:	Eric G. Lardiere
Title:	Vice President

ANNEX I

The following terms used in the Merger Agreement shall have the following meanings:

“AAKF Acquisition Agreement” means the Stock Purchase Agreement by and among AAKF Acquisition, Inc., K&F Industries, Inc. and others, dated October 15, 2006, including without limitation all rights to indemnity as are described in Section 9.2 thereof.

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

“Acquisition Proposal” has the meaning set forth in Section 5.3(h).

“Adjustment Date” has the meaning set forth in Section 2.1(a).

“Admission” means the admission of the new ordinary shares of Parent to be issued pursuant to the Rights Issue, nil paid and fully paid, to the Official List of the UKLA in accordance with Listing rules and to trading on the London Stock Exchange’s market for listed securities in accordance with its admission and disclosure standards.

“Affiliate” means, with respect to any Person, (i) a director, officer or stockholder of such Person, (ii) a spouse, parent, sibling or descendant of such Person (or spouse, parent, sibling or descendant of any director or executive officer of such Person) and (iii) any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

“Agreement” has the meaning set forth in the caption.

“Alternative Acquisition Agreement” has the meaning set forth in Section 5.3(e)(i).

“Alternative Financing Efforts” has the meaning set forth in Section 5.10(b).

“Antitrust Division” has the meaning set forth in Section 5.5(b).

“Aurora Entities” has the meaning given such term in the Stockholders’ Agreement.

“Bid” means any quotation, bid or proposal which, if accepted or awarded, would lead to a contract, including with a prime contractor or a higher tier subcontractor to a Governmental Entity, for the design manufacture or sale of products or the provision of services by the Company or any of its Subsidiaries.

“Break-Up Fee” means $15,000,000.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banking institutions in Los Angeles, California or New York, New York are not required to be open.

“Bylaws” means, with respect to any Person, the bylaws of such Person.

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Certificates” has the meaning set forth in Section 2.3(b).

“CFIUS” means the Committee on Foreign Investment in the United States.

“Change of Board Recommendation” has the meaning set forth in Section 5.3(e).

“Change of Parent Board Recommendation” means the withdrawal, modification or qualification by Parent of the Parent Board Recommendation, in a manner adverse to the consummation of the Merger other than in a circumstance contemplated in Section 7.2(b), Section 7.2(c), Section 7.2(d)(ii), Section 7.3(a), Section 7.3(b), Section 7.3(c) or Section 7.3(d).

“Charter” means, with respect to any Person, the certificate or articles of incorporation of such Person.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the caption.

“Company Board Recommendation” has the meaning set forth in Section 3.2(b).

“Company Compensation and Benefit Plans” has the meaning set forth in Section 3.17(a).

“Company Disclosure Schedules” has the meaning set forth in Section 3.2.

“Company Expenses” has the meaning set forth in Section 7.6(b)(iii).

“Company Intellectual Property” has the meaning set forth in Section 3.13(b).

“Company Non-U.S. Compensation and Benefit Plans” has the meaning set forth in Section 3.19(a).

“Company Pension Plan” has the meaning set forth in Section 3.19(b).

“Company Reports” means all filings made by the Company (since August 4, 2005) or K & F Subsidiary (since December 31, 2001) with the SEC, including, those that may be filed after the date hereof until the Closing Date.

“Company Securities” has the meaning set forth in Section 3.4(a).

2

“Company U.S. Compensation and Benefit Plans” has the meaning set forth in Section 3.19(b).

“Confidentiality Agreement” has the meaning set forth in Section 5.1(b).

“Constituent Corporations” has the meaning set forth in the caption.

“Contract” means any loan or credit agreement, note, bond, mortgage, indenture, guarantee, permit, lease, sublease, purchase order or other agreement, instrument, concession, franchise, license, commitment, prime contract, subcontract, basic ordering agreement or letter contract or other instrument or obligation, including all amendments, modifications and options thereunder or relating thereto.

“Control” (including, with correlative meaning, the terms “controlling”, “controlled by” and “under common control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Credit Agreement” means that certain Credit Agreement dated as of November 18, 2004 by and among K&F Intermediate Holdco, Inc., K&F Acquisition, Inc. and the several banks and other financial institutions or entities parties to the Credit Agreement as in effect on the date hereof.

“Current Employees” has the meaning set forth in Section 5.13(b).

“Debt Tender Offer” has the meaning set forth in Section 5.6(b).

“Debt Tender Offer Documents” has the meaning set forth in Section 5.6(c).

“Designated Termination Events” has the meaning set forth in Section 5.10(c).

“DGCL” has the meaning set forth in Section 1.1.

“Dissenting Shares” has the meaning set forth in Section 2.1(a).

“DSS” has the meaning set forth in Section 5.5(g).

“EAR” means the Export Administration Regulations.

“Effective Time” has the meaning set forth in Section 1.3.

“EGM” has the meaning set forth in Section 5.1(a).

“Employee Asbestos Proceedings” means Asbestos Proceedings filed against the Company or any of its Subsidiaries, by employees or ex-employees of the Company, Opus Acquisition Corporation or Loral Corporation, or any of their respective Subsidiaries alleging injury arising out of employment at the Akron, Ohio facility formerly owned by Goodyear or a Subsidiary of Goodyear (but excluding employees of Goodyear or its affiliates whose employment ended before March 13, 1987).

3

“Employee Benefit Plan” means (i) any qualified or non qualified employee pension benefit plan (as defined in Section 3(2) of ERISA), including any multiemployer plan (as defined in Section 3(37) of ERISA) or multiple employer plan (as defined in Section 413 of the Code), (ii) any employee welfare benefit plan (as defined in Section 3(1) of ERISA), or (iii) any employee benefit, fringe benefit, compensation, severance, incentive, bonus, profit sharing, stock option, stock purchase or other plan, program, arrangement or agreement, whether or not subject to ERISA and whether or not funded.

“Employees” has the meaning set forth in Section 3.19(a).

“Encumbrances” means and includes security interests or agreements, mortgages, liens, pledges, charges, easements, reservations, rights of way, servitudes, options, rights of first refusal, community property interests, equitable interests, claims, indentures, deeds of trust, encroachments, licenses or leases to third parties, restrictions of any kind and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money, other than any of the foregoing (i) Encumbrances expressly created under this Agreement or by Purchaser simultaneous with, or immediately following, the Closing or (ii) Encumbrances granted by Purchaser or any of its Affiliates to any of their respective lenders.

“Environmental Insurance Policy” means the Environmental Site Protection Policy, numbered ESP 2000-253, issued by Quanta Specialty Lines Insurance Company, effective from November 18, 2004 to November 18, 2009 in which the Company or a Subsidiary is the “First Named Insured”.

“Environmental Laws” means all Laws, Permits and Orders and all common law relating to or addressing pollution, protection of human health and safety from exposure to Hazardous Materials or protection of the environment or natural resources, including, but not limited to, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, manufacture, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Materials.

“Equity Agreements” has the meaning set forth in Section 4.7(b).

“Equity Interests” means (i) with respect to a corporation, any and all shares, interests, participation, phantom stock plans or arrangements or other equivalents (however designated) of corporate stock, including all Common Stock, preferred stock and other equity and voting interests in, or warrants, options or other rights to acquire any of the foregoing and (ii) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any other Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with such Person as defined in Section 414(b), 414(c), or 414(m) or 414(o) of the Code.

4

“ERISA Plans” has the meaning set forth in Section 3.19(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Party” has the meaning set forth in Section 5.3(b).

“Exon-Florio Regulations” has the meaning set forth in Section 6.1(b).

“Exon-Florio Filing” has the meaning set forth in Section 5.5(b).

“Expenses” means all reasonable out-of-pocket expenses, including all fees and expenses of equity and debt financing sources, counsel, accountants, investment bankers, experts and consultants incurred by Parent, Purchaser and Merger Sub (in the case of Purchaser) or the Company and any of its advisors or other Persons with which the Company has previously entered into a management services agreement (in the case of the Company) or on its respective behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Guaranty, the Stockholders’ Agreements and the transactions expressly contemplated thereby.

“Export Control Laws” has the meaning set forth in Section 3.25(a).

“Facility Agreement” has the meaning set forth in Section 4.7(a).

“Financing Agreements” has the meaning set forth in Section 4.7(b).

“FOCI” has the meaning set forth in Section 5.5(g).

“FTC” has the meaning set forth in Section 5.5(a).

“GAAP” means generally accepted accounting principles in the United States, consistently applied by the Company, as in effect on the date of determination.

“Goodyear” has the meaning set forth in Section 3.13(c).

“Goodyear Indemnity Agreement” means the Contribution and Indemnity Agreement by and between Goodyear and Aircraft Braking Systems Corporation, dated August 21, 2001.

“Governmental Approvals” has the meaning set forth in Section 5.5(b).

“Government Contract” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, task order, grant, cooperative agreement, Bid, change order, arrangement or other commitment or funding vehicle of any kin relating to the Subject Business with any Governmental Entity, prime contractor to a Governmental entity or any subcontractor with respect to any contract with the foregoing.

“Governmental Entity” means any applicable federal, state, local or foreign government and any court, tribunal, administrative agency, commission, instrumentality, subdivision, official or other governmental or regulatory authority or agency, domestic, foreign or supranational.

5

“Guaranty” has the meaning set forth in the recitals.

“Hazardous Material” means any substance, material, mixture or waste regulated, classified, listed or characterized under Environmental Law as hazardous, toxic, radioactive, a contaminant or a pollutant, or words of similar meaning or effect, including petroleum or any fraction thereof, asbestos and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Filing” has the meaning set forth in Section 5.5(b).

“Indebtedness” of any Person means and includes, at any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations arising under any obligations consisting of (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) amounts owing as deferred purchase price for property or services, including all seller notes and “earn-out” payments, (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iv) commitments or obligations by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) indebtedness secured by an Encumbrance, other than a Permitted Encumbrance, on assets or properties of such Person, (vi) obligations to repay deposits or other amounts advanced by and owing to third parties, (vii) obligations under any interest rate, currency or other hedging agreement, (viii) obligations under capitalized leases, (ix) obligations under any interest rate, currency or other hedging agreement or derivatives contract, (x) guarantees or other contingent liabilities (including so called take-or-pay or keep-well agreements) with respect to any amounts of a type described in clauses (i) through (ix) above, and (xi) any change of control payments or prepayment premiums, penalties, charges or equivalents thereof with respect to any indebtedness, obligation or liability of a type described in clauses (i) through (x) above which are required to be paid at such time or the payment of which would become due and payable solely as a result of the execution of this Agreement or the consummation of the transactions expressly contemplated by this Agreement at such time, in each case determined in accordance with GAAP.  Indebtedness shall not, however, include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice and shall not include the endorsement of negotiable instruments for collection in the ordinary course of business.

“Indemnified Persons” has the meaning set forth in Section 5.12.

“Indemnity Agreements” means the Nasco Purchase Agreement, the Loral Indemnity Agreement, the Goodyear Indemnity Agreement and the AAKF Acquisition Agreement.

“Indenture” means the Indenture dated as of November 18, 2004 between K & F Industries Acquisition, Inc. and U.S. Bank National Association, as Trustee, as amended by the First Supplemental Indenture dated as of November 18, 2004 between K & F Subsidiary and U.S. Bank National Association, as Trustee, as further amended by the Second Supplemental

6

Indenture dated as of November 18, 2004 among ABSC, EFC, ABSI, and U.S. National Bank Association, as Trustee.

“Intellectual Property Rights” means (a) Patents in the United States and all other countries and applications therefor, (b) trademarks, service marks, trade dress, logos, trade names and Internet domain names, any registrations thereof in any country, and applications to register any of the foregoing (“Marks”), (c) copyrights under the laws of the United States and all other countries, and any registrations or applications to register any such copyrights, and (d) trade secrets, including methods, techniques, processes and know-how.

“International Competition Filing” has the meaning set forth in Section 5.5(b).

“International Competition Laws” has the meaning set forth in Section 3.3.

“IRS” means the Internal Revenue Service.

“ITAR” means the International Traffic in Arms Regulations.

“ITAR Filing” has the meaning set forth in Section 5.5(b).

“K & F Subsidiary” means K & F Industries, Inc.

“Knowledge” of any Person shall mean, in the case of the Company, the actual knowledge of each of Kenneth Schwartz, Dirkson Charles and Ronald Kisner, in each case after reasonable inquiry, and, in the case of Purchaser or Merger Sub, the actual knowledge of each of Philip E. Green, Andrew Crowe and Eric G. Lardiere, in each case after reasonable inquiry.

“Law” means any applicable foreign, federal, state or local law, statute, treaty, rule, directive, regulation, ordinances and similar provisions having the force or effect of law or an Order of any Governmental Entity (including all Environmental Laws).

“Leased Real Property” has the meaning set forth in Section 3.12(a).

“Liability” means any liability, Indebtedness or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Loral Indemnity Agreement” means the Agreement for the Purchase and Sale of Assets between Loral Corporation and Opus Acquisition Corporation, dated March 26, 1989, as amended April 26, 1989, including without limitation all rights to indemnity as are described in Section 10(a) thereof.

“Material Adverse Effect on the Company” means, with respect to the Company and its Subsidiaries, as applicable, any event, development, condition in or effect on, as applicable, that, individually or in the aggregate, has been or is reasonably likely to be materially adverse to the business, operations, assets, condition (financial or otherwise) or operating results taken as a whole other than any change (i) set forth in the Company Reports filed or furnished prior to the date of this Agreement (excluding any disclosure set forth in any risk factor section, or in any

7

section relating to forward looking statements, and any other disclosures therein, in each case, to the extent that they are cautionary and predictive or forward looking in nature and excluding non-specific disclosures) or as set forth in the Disclosure Schedules, (ii) resulting from general economic, financial, regulatory or market conditions, provided that such change shall not have affected the Company and its Subsidiaries in a materially disproportionate manner as compared to other companies operating in the Company’s lines of business, (iii) resulting from conditions or circumstances generally affecting the industries in which the Company and/or its Subsidiaries operate, provided that such change shall not have affected the Company and its Subsidiaries in a materially disproportionate manner as compared to other companies in the industry affected, (iv) to the extent resulting directly from the announcement of the Merger, (v)  any taking of any action specifically required by this Agreement, (vi) changes in Law or GAAP (or the interpretation thereof), or (vii) any outbreak or escalation of hostilities or war or any act of terrorism, provided that such change shall not have affected the Company and its Subsidiaries in a materially disproportionate manner as compared to other companies operating in the Company’s lines of business or (viii) any weather-related or other force majeure event, provided that such change shall not have affected the Company and its Subsidiaries in a materially disproportionate manner as compared to other companies operating in the Company’s lines of business,.

“Material Contract” has the meaning set forth in Section 3.12.

“Merger” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the caption.

“Multiemployer Plan” has the meaning set forth in Section 3.19(c).

“Nasco Asbestos Proceedings” means any Asbestos Proceedings filed against Nasco Aviation Corporation or any predecessor of Nasco Aviation Corporation.

“Nasco Purchase Agreement” means the Stock Purchase Agreement between Aircraft Braking Systems Corporation and Nasco Aviation Corporation and others, dated April 1, 2006, including without limitation all rights to indemnity as are described in Section 11.1 thereof.

“NIDs” has the meaning set forth in Section 5.5(g).

“NISPOM” has the meaning set forth in Section 5.5(g).

“Non-Employee Asbestos Proceedings” means Asbestos Proceedings filed against the Company or any Subsidiary or the Company by any person, save and except the Employee Asbestos Proceedings and the Nasco Asbestos Proceedings.

“Note Consents” has the meaning set forth in Section 5.6(b).

“Notice Period” has the meaning set forth in Section 5.3(e)(i).

“OFAC” has the meaning set forth in Section 3.25(a).

8

“Open Source Software” means any software, regardless of language or medium of delivery (i.e., downloaded from the Internet or CD-ROM distribution), licensed to Company or its Subsidiaries under a license that requires the human-readable source code therefor to be made available to any of the Company’s or its Subsidiaries’ sublicenses with respect to such software for use or modification as users or programmers see fit.  For the purpose of this Agreement, the definition Open Source Software shall also include any software licensed by the Company or its Subsidiaries for academic/evaluation/personal/experimental use under terms that prohibit commercial use or exploitation.

“Option” has the meaning set forth in Section 2.4(a).

“Orders” means judgments, writs, decrees, compliance agreements, injunctions or orders of any Governmental Entity or arbitrator.

“Organizational Documents” means, to the extent effective as of the date hereof, (i) any certificate or articles filed with any state which filing forms a Person and (ii) all agreements, documents or instruments governing the internal affairs of a Person, including such Person’s By laws, codes of regulations, partnership agreements, limited liability company agreements and operating agreements.

“Other Filings” means any filing to be made by the Company, Parent, Purchaser or Merger Sub or any of their respective Affiliates with the SEC in connection with the Merger and the other transactions expressly contemplated by this Agreement.

“Outside Date” has the meaning set forth in Section 7.2.

“Owned Real Property” has the meaning set forth in Section 3.13(a).

“Parent” has the meaning set forth in the recitals.

“Parent Shareholder Approval” has the meaning set forth in Section 4.2.

“Parent Shareholders Circular” has the meaning set forth in Section 5.1(a).

“Paying Agent” has the meaning set forth in Section 2.3(a).

“Payment Fund” has the meaning set forth in Section 2.3(a).

“Per Share Consideration” has the meaning set forth in Section 2.1(a).

“Permits” means all permits (including occupancy permits), licenses, authorizations, registrations, franchises, approvals, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Entities.

“Permitted Encumbrances” means (i) Encumbrances for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which there are adequate reserves on the books and records of the Company, as required by the GAAP, (ii) workers or unemployment compensation liens arising in the ordinary course of business which,

9

individually or in the aggregate, do not materially diminish the value of, or impair or prohibit the use or occupancy of such property for the purposes which it is currently used in connection with the Subject Business, (iii) mechanic’s, materialman’s, supplier’s, vendor’s or other Liens or security interests securing liquidated amounts that are not delinquent or are being contested in good faith and by appropriate proceedings; (iv) liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which, individually or in the aggregate, do not materially diminish the value of, or impair or prohibit the use or occupancy or such property for the purposes which it is currently used in connection with the Subject Business; (v) Encumbrances specifically reflected on the Financial Statements or specifically described in the Company Reports; (vi) Encumbrances discharged or to be discharged at the Closing in accordance with the terms hereof and (vii) any other Liens, security interests, easements, rights-of-way, encroachments, restrictions, conditions and other encumbrances that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have, individually or in the aggregate, a material adverse effect on the assets or properties to which they relate or the ability of Parent to obtain the Financing.

“Person” shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity (or any department, agency or political subdivision thereof).

“Principal Stockholders” has the meaning set forth in the recitals.

“Proceeding” means any action, suit, or proceeding (including administrative proceedings, arbitrations, appeals and applications) before or by any Governmental Entity or arbitrator.

“Proxy Statement” has the meaning set forth in Section 3.27.

“Purchaser” has the meaning set forth in the caption.

“Purchaser Companies” has the meaning set forth in Section 2.1(a).

“Purchaser Disclosure Schedules” has the meaning set forth in ARTICLE IV.

“Purchaser Expenses” means the reasonably documented Expenses, in all cases not to exceed $35,000,000, incurred by Purchaser, Merger Sub or Parent.

“Real Property” has the meaning set forth in Section 3.14(a)(i).

“Representatives” means, when used with respect to any Person, its Subsidiaries, and its and their respective directors, officers, employees, consultants, accountants, legal counsel, investment bankers and agents.

“Requisite Stockholder Vote” has the meaning set forth in Section 3.29.

“Reverse Breakup Fee” means £14,100,000.

10

“Rights Issue” means the proposed issue of new ordinary shares by Parent by way of rights on the terms and subject to the conditions set out in the Circular.

“SDN” has the meaning set forth in Section 3.25(b).

“SEC” means the U.S. Securities and Exchange Commission.

“Secretary” has the meaning set forth in the recitals.

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholders’ Agreement” means the Securityholders’ Agreement among the Company, certain of its stockholders, optionholders and warrantholders, dated as of November 19, 2004, as amended by the First Amendment thereto dated December 27, 2004, and as further amended by the Second Amendment thereto dated April 27, 2005.

“Share” has the meaning set forth in Section 2.1(a).

“Solicitation Period End Date” has the meaning set forth in Section 5.3(a).

“Solvent” shall mean, with respect to any Person, that (a) the fair saleable value of the property of such Person and its Subsidiaries is, on the date of determination, greater than the total amount of liabilities of such Person and its Subsidiaries as of such date, (b) such Person and its Subsidiaries are able to pay all liabilities of such Person and its Subsidiaries as such liabilities mature and (c) such Person and its Subsidiaries do not have unreasonably small capital for conducting the business theretofor or proposed to be conducted by such Person and its Subsidiaries.

“SOX” has the meaning set forth in Section 3.6(d).

“Special Meeting” has the meaning set forth in Section 5.7.

“Stockholders’ Agreements” has the meaning set forth in the recitals.

“Subject Business” means the design, development, manufacture and distribution of wheels, brakes and brake control systems for commercial, military and general aviation aircraft, and the manufacture of materials for fuel tanks, iceguards, inflatable oil booms, and various other products made from coated fabrics for military and commercial uses.

“Subsidiary” means any Person of which the securities or other ownership interests having more than 50% of the ordinary voting power in electing the board of directors (or other governing body), at the time as of which any determination is being made, are owned by the Company either directly or through one or more of its Subsidiaries.

“Subsidiary Securities” has the meaning set forth in Section 3.5.

“Superior Proposal” has the meaning set forth in Section 5.3(i).

“Supplemental Indenture” has the meaning set forth in Section 5.6(c).

11

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Takeover Laws” has the meaning set forth in Section 3.2(b).

“Tax” means any of the Taxes.

“Tax Return” means any return, form, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, including any amendment thereof and including any election, disclosure, estimate or quarterly voucher filed with a Tax Authority.

“Taxes” means, with respect to any Person, (i) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, capital gains, capital stock, social security, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add on minimum taxes, customs duties and other taxes, duties, levies, fees, assessments or charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), together with all interest and penalties, additions to tax, estimated taxes, deficiency assessments and other additional amounts imposed by any taxing Authority (domestic or foreign) on such Person (if any) and (ii) any Liability for the payment of any amount of the type described in clause (i) above as a result of (A) being a “transferee” (within the meaning of Section 6901 of the Code or any other applicable law) of another Person, (B) being a member of an affiliated, combined or consolidated group or (C) a contractual arrangement or otherwise.

“Taxing Authority” means any governmental authority, domestic or foreign, having jurisdiction over the assessment, determination, collection or other imposition of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Terminating Company Breach” has the meaning set forth in Section 7.3(a).

“Terminating Purchaser Breach” has the meaning set forth in Section 7.4.

“TIA” has the meaning set forth in Section 5.6(c).

“UKLA” means the United Kingdom Listing Authority.

“Underwriters” has the meaning set forth in Section 4.7.

“U.S. Acquisition” has the meaning set forth in Section 6.1(b).

12